As filed with the Securities and Exchange Commission on June 6, 2006

Registration No. 333-132017

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISOURCEBERGEN CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	5122	23-3079390
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1300 Morris Drive

Chesterbrook, Pennsylvania 19087-5594 (610) 727-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrants Below

John G. Chou

Vice President, Deputy General Counsel and Secretary

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, Pennsylvania 19087-5594

(610) 727-7000

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Craig L. Godshall, Esq.

R. Craig Smith, Esq.

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

(215) 994-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.

Ambulatory Pharmaceutical Services, Inc.	New Jersey	5912	22-3125982

AmerisourceBergen Drug Corporation	Delaware	5122	23-2353106

AmerisourceBergen Holding Corporation	Delaware	6719	33-1123049

AmerisourceBergen Services Corporation	Delaware	5122	23-2546940

AmeriSource Health Services Corporation	Delaware	5122	52-1489606

AmeriSource Heritage Corporation	Delaware	5122	51-0382309

AmeriSource Sales Corporation	Delaware	6719	23-2892148

Anderson Packaging, Inc.	Illinois	7389	36-2653297

APS Enterprises Holding Company	Delaware	5912	23-3016067

ASD Specialty Healthcare, Inc.	California	5122	33-0800482

AutoMed Technologies, Inc.	Delaware	5047	36-3932047

Brownstone Pharmacy, Inc.	Connecticut	8099	06-0765364

Capstone Med, Inc.	Delaware	5912	52-1993496

Capstone Pharmacy of Delaware, Inc.	Maryland	5912	52-1191584

Clinicare Concepts, Inc.	Florida	5912	57-1167052

Compuscript, Inc.	New York	5912	13-3089063

Computran Systems, Inc.	Oregon	8099	93-0675109

Dunnington Rx Services of Massachusetts, Inc.	Massachusetts	8099	04-3128047

Dunnington Rx Services of Rhode Island, Inc.	Rhode Island	8099	05-0460848

Express Pharmacy Services, Inc.	Florida	8099	59-2919363

Family Center Pharmacy, Inc.	Pennsylvania	5912	25-1555759

Goot Nursing Home Pharmacy, Inc.	Arizona	5912	86-0785205

Health Services Capital Corporation	Delaware	6719	51-0294301

IHS Acquisition XXX, Inc.	Delaware	5912	52-2060810

Imedex, Inc.	Georgia	8299	02-0601048

Insta-Care Pharmacy Services Corporation	Texas	8099	59-1817412

Integrated Commercialization Solutions, Inc.	California	8742	75-2758166

International Physician Networks, L.L.C.	Delaware	8742	52-2207795

Leading Educational Research Network, LLC	Georgia	8299	55-0916970

Medical Initiatives, Inc.	Florida	8099	59-3550338

Network for Medical Communication & Research, LLC	Georgia	8999	58-2323341

NMCR Holdings, Inc.	Delaware	6719	56-2558296

Pharm Plus Acquisition, Inc.	Delaware	5912	06-1640259

Pharmacy Corporation of America, Inc.	California	8099	95-3849613

Pharmacy Corporation of America-Massachusetts, Inc.	Delaware	8099	71-0776297

Pharmacy Healthcare Solutions, Ltd.	Texas	8742	75-2661419

PharMerica Drug Systems, Inc.	Maryland	8099	52-1198121

PharMerica, Inc.	Delaware	5122	11-2310352

PMSI, Inc.	Florida	8099	56-2422696

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.

Premier Pharmacy, Inc.	Delaware	8099	58-2006361

Reimbursement Education Network, LLC	Delaware	8741	94-3405197

Rombro’s Drug Center, Inc.	Maryland	8099	52-0748791

RXFirst, Inc.	Florida	8099	04-3722897

Solana Beach, Inc.	Delaware	7372	59-3762480

Southwest Pharmacies, Inc.	Arizona	8099	86-0362826

Specialty Pharmacy, Inc.	Delaware	5912	23-3003463

Specialty Pharmacy of California, Inc.	California	5912	23-3041534

Taylor & Manno Asset Recovery, Inc.	Florida	8099	65-0166808

Telepharmacy Solutions, Inc.	Delaware	5047	04-3252233

The Lash Group, Inc.	Delaware	8742	52-1663991

Tmesys (TM), Inc.	Florida	8099	59-3143128

US Bioservices Corporation	Delaware	5912	04-3734758

Value Apothecaries, Inc.	Texas	8742	75-2660314

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2006

PROSPECTUS

AMERISOURCEBERGEN CORPORATION

OFFER TO EXCHANGE

$400,000,000 5 5/8% Senior Notes due 2012 and related Guarantees for all outstanding 5 5/8% Senior Notes due 2012

and

$500,000,000 5 7/8% Senior Notes due 2015 and related Guarantees for all outstanding 5 7/8% Senior Notes due 2015

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2006, unless extended.

Terms of the exchange offer:

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We believe that the exchange of old notes will not be a taxable event for U.S. federal income tax purposes, but you should see “Certain United States Federal Income Tax Considerations” on page 82 for more information.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the new notes are substantially identical to the old notes, except that the new notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the old notes do not apply to the new notes.

See “ Risk Factors” beginning on page 12 for a discussion of risks that should be considered by holders prior to tendering their old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2006

This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain this information in a timely fashion, you must request such information no later than five business days before                     , 2006, which is the date on which the exchange offer expires (unless we extend the exchange offer as described herein). See “Incorporation of Documents by Reference.”

You should rely only on the information contained in this prospectus and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission, or SEC, or to which we have referred you. See “Where You Can Find More Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering document may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing management’s views with respect to future financial and operating results and the benefits, efficiencies and savings to be derived from our integration plans to consolidate our distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Prescription Drug Improvement and Modernization Act of 2003); declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica long-term care business, declines in the amounts of rebates that the PharMerica long-term care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; market interest rates; operational or control issues arising from our outsourcing of information technology activities; the Pharmaceutical Distribution segment’s ability to continue to successfully transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting our business generally.

More detailed information about these and other risk factors is set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.

We are under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the financial data and related notes, to obtain a more complete understanding of the exchange offer before making an investment decision. Unless the context otherwise requires:

•	“we,” “us” or “our” refers to AmerisourceBergen Corporation and its subsidiaries;

•	“fiscal year” refers to the twelve-month period ending on September 30 of the applicable year;

•	“AmeriSource” refers to the former AmeriSource Health Corporation and its subsidiaries;

•	“Bergen” refers to the former Bergen Brunswig Corporation and its subsidiaries;

•	“2012 notes” refers to the $400 million aggregate principal amount of 5 5/8% senior notes due 2012 issued on September 14, 2005;

•	“2015 notes” refers to the $500 million aggregate principal amount of 5 7/8% senior notes due 2015 issued on September 14, 2005;

•	“old notes” refers collectively to the 2012 notes and the 2015 notes;

•	“new notes” refers collectively to the $400 million aggregate principal amount of 5 5/8% senior notes due 2012 and the $500 million aggregate principal amount of 5 7/8% senior notes due 2015 offered in exchange for the old notes pursuant to this prospectus; and

•	“notes” refers collectively to the old notes and the new notes.

Our Company

We are one of the largest pharmaceutical services companies in the United States, with operating revenue and net income of approximately $50.0 billion and $264.6 million, respectively, for the fiscal year ended September 30, 2005 and operating revenue and net income of approximately $27.6 billion and $226.3 million, respectively, for the six months ended March 31, 2006.

Serving both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, we provide drug distribution and related services designed to reduce costs and improve patient outcomes. More specifically, we distribute a comprehensive offering of brand name and generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipment to a wide variety of healthcare providers primarily located throughout the United States, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order facilities, physicians, clinics and other alternate site facilities, and skilled nursing and assisted living centers. We also provide pharmaceuticals and pharmacy services to long-term care, workers’ compensation and specialty drug patients. Additionally, we furnish healthcare providers and pharmaceutical manufacturers with an assortment of related services, including pharmacy automation, supply management software, pharmaceutical packaging, inventory management, reimbursement and pharmaceutical consulting services, logistics services, and physician education, all of which are designed to reduce costs and improve patient outcomes.

We are organized based upon the products and services we provide to our customers, and substantially all of our operations are located in the United States. Our operations are comprised of two reportable segments: Pharmaceutical Distribution and PharMerica.

The Pharmaceutical Distribution segment includes the operations of AmerisourceBergen Drug Corporation (“ABDC”), the AmerisourceBergen Specialty Group (“ABSG”) and the AmerisourceBergen Packaging Group. The Pharmaceutical Distribution segment’s operations provide drug distribution and related services throughout the United States, Puerto Rico and Canada. ABDC distributes a comprehensive offering of brand name and generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipment to a wide variety of healthcare providers, including acute care hospitals and health systems, independent and chain retail pharmacies, mail order facilities, physicians, clinics and other alternate site facilities. ABDC also provides scalable automated pharmacy dispensing equipment, medication and supply dispensing cabinets and supply management software to a variety of retail and institutional healthcare providers. ABSG, through a number of individual operating businesses, provides distribution and other services, including group purchasing services, to physicians and alternate care providers who specialize in a variety of disease states, including oncology, nephrology and rheumatology. ABSG also distributes vaccines, other injectables, plasma and other blood products. In addition, through its manufacturer services and physician and patient services businesses, ABSG provides a number of commercialization, third party logistics and other services for biotech and other pharmaceutical manufacturers, reimbursement consulting, practice management, and physician education. The AmerisourceBergen Packaging Group consists of American Health Packaging, Anderson Packaging (“Anderson”) and the recently acquired Brecon Pharmaceuticals Limited (“Brecon”). American Health Packaging delivers unit dose, punch card, unit-of-use and other packaging solutions to institutional and retail healthcare providers. Anderson is a leading provider of contracted packaging services for pharmaceutical manufacturers. Brecon is a United Kingdom-based provider of contract packaging and clinical trial materials services for pharmaceutical manufacturers. The drug distribution operations of ABDC and ABSG comprised over 90% of the segment’s operating revenue and over 80% of the segment’s operating income during the fiscal year ended September 30, 2005.

The PharMerica segment includes the operations of the PharMerica long-term care business (“Long-Term Care”) and a workers’ compensation-related business (“Workers’ Compensation”). Long-Term Care is a leading national provider of pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities. Long-Term Care’s institutional pharmacy business involves the purchase of bulk quantities of prescription and nonprescription pharmaceuticals, principally from our Pharmaceutical Distribution segment, and the distribution of those products to residents in long-term care and alternate site facilities. Unlike hospitals, most long-term and alternate care facilities do not have onsite pharmacies to dispense prescription drugs, but depend instead on institutional pharmacies, such as Long-Term Care, to provide the necessary pharmacy products and services and to play an integral role in monitoring patient medication. Long-Term Care pharmacies dispense pharmaceuticals in patient-specific packaging in accordance with physician orders. In addition, Long-Term Care provides infusion therapy services, as well as formulary management and other pharmacy consulting services. Workers’ Compensation provides mail order and on-line pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs, and provides pharmaceutical claims administration services for payors. Workers’ Compensation services include home delivery of prescription drugs, medical supplies and equipment, and an array of computer software solutions to reduce the payors’ administrative costs.

Strategy

Our business strategy is focused solely on the pharmaceutical supply channel where we provide value-added distribution and service solutions to healthcare providers and pharmaceutical manufacturers that increase channel efficiencies and improve patient outcomes. Implementing this disciplined, focused strategy has allowed us to significantly expand our business, and we believe we are well-positioned to continue to grow revenue and increase operating income through the execution of the following key elements of our business strategy:

•	Optimize and Grow Our Distribution Business. We believe we are well-positioned in size and market breadth to continue to grow our distribution business as we invest to improve our operating and capital efficiencies. Distribution anchors our growth and position in the pharmaceutical supply channel as we provide superior distribution services and deliver value-added solutions that improve the efficiency and competitiveness of both healthcare providers and pharmaceutical manufacturers, thus allowing the pharmaceutical supply channel to better deliver healthcare to patients.

In an effort to supplement our organic growth, we continue to utilize a disciplined approach to seek acquisitions that will assist us with our overall strategic growth plans. In October 2005, we acquired Trent Drugs (Wholesale) Ltd. (“Trent”), a Canadian wholesaler of pharmaceutical products. In January 2006, we changed Trent’s name to AmerisourceBergen Canada Corporation (“AmerisourceBergen Canada”). AmerisourceBergen Canada provides us with a solid foundation to expand our pharmaceutical distribution capability into the Canadian marketplace. In March 2006, AmerisourceBergen Canada acquired substantially all of the assets of Asenda Pharmaceutical Supplies Ltd. (“Asenda”), a Canadian pharmaceutical distributor that operated primarily in British Columbia and Alberta. The Asenda acquisition strengthens our position in Western Canada.

In March 2006, we acquired Brecon Pharmaceuticals Limited (“Brecon”), a United Kingdom-based provider of contract packaging and clinical trial materials (“CTM”) services for pharmaceutical manufacturers. The acquisition of Brecon enhances our packaging business and provides the added capability to offer pharmaceutical manufacturers contract packaging and CTM services in new geographical regions.

We believe we have one of the lowest cost operating structures among our major national competitors, and to further improve our position we launched our Optimiz® program in fiscal 2001 for ABDC. As revised, the Optimiz® program consists of reducing the distribution facility network from 51 facilities in 2001 to a distribution facility network numbering in the mid-20’s within the next two years. The plan includes building six new facilities (five of which are currently operational), closing facilities (26 of which have been closed through March 31, 2006) and implementing a new warehouse operating system. The sixth new facility is scheduled to open during fiscal 2006. We closed six facilities in fiscal 2005 and anticipate closing six additional facilities during fiscal 2006, thereby reducing the total number of distribution facilities to 28 by the end of fiscal 2006. These measures have been designed to reduce operating costs, to provide greater access to financing sources and to reduce our cost of capital. In addition, we believe we will continue to achieve productivity and operating income gains as we invest in and continue to implement warehouse automation technology, adopt “best practices” in warehousing activities, and increase operating leverage by increasing volume per full-service distribution facility.

•	Grow Our Specialty Pharmaceutical Business. Representing more than $8.5 billion in annual operating revenue, ABSG, our specialty pharmaceuticals business, has a significant presence in this rapidly growing part of the pharmaceutical supply channel. With distribution and value-added services to physicians who specialize in a variety of disease states and a broad array of commercialization services for manufacturers, our specialty pharmaceuticals business is a well-developed platform for growth. We are the leader in distribution and physician services to community oncologists and have leading positions in nephrology and rheumatology. We also distribute vaccines, other injectables, plasma and other blood products and are well-positioned to service and support many of the new biotech therapies which will be coming to market in the near future.

We expect to continue to expand our manufacturer services, which help pharmaceutical manufacturers, especially in the biotechnology sector, commercialize their products in the channel. We believe we are the largest provider of reimbursement services that assist pharmaceutical companies launch drugs with targeted populations and support the products in the channel. We provide physician education services, third party logistics and specialty pharmacy services to help speed products to market. We expect to seek opportunities to enhance and expand the specialty pharmaceutical business. In February 2006, we acquired Network for Medical Communication & Research, LLC (“NMCR”), a privately held provider of physician accredited continuing medical education (“CME”) and analytical research for the oncology market. The acquisition of NMCR will expand ABSG’s presence in its market-leading oncology distribution and services businesses and complement ABSG’s Imedex accredited CME business.

•	Expand Services in the Pharmaceutical Supply Channel. We offer value-added services and solutions to assist manufacturers and healthcare providers to improve their efficiency and their patient outcomes. Programs for manufacturers such as assistance with rapid new product launches, promotional and marketing services to accelerate product sales, custom packaging, product data reporting, logistical support, and workers’ compensation are all examples of value-added solutions we currently offer. We are continually seeking to expand our offerings.

Our provider solutions include: our Good Neighbor Pharmacy® program, which enables independent community pharmacies and small chain drugstores to compete more effectively through pharmaceutical benefit and merchandising programs; best-priced generic product purchasing services; hospital pharmacy consulting designed to improve operational efficiencies; scalable automated pharmacy dispensing equipment; and packaging services that deliver unit dose, punch card and other compliance packaging for institutional and retail pharmacy customers. We also continue to pursue enhancements to our services and programs.

Industry Overview

We have benefited from the significant growth of the pharmaceutical industry in the United States. According to IMS Healthcare, Inc., an independent third party provider of information to the pharmaceutical and healthcare industry, industry sales in the United States are expected to grow between 6% and 7% in 2006 and annually between 5% and 8% over the next five years.

The factors contributing to the growth of the pharmaceutical industry in the United States, and other industry trends, include:

Aging Population. The number of individuals over age 55 in the United States grew from approximately 52 million in 1990 to approximately 59 million in 2000 and is projected to increase to more than 75 million by the year 2010. This age group suffers from chronic illnesses and disabilities more than the rest of the population and is estimated to account for approximately two-thirds of total healthcare expenditures in the United States.

Introduction of New Pharmaceuticals. Traditional research and development, as well as the advent of new research, production and delivery methods, such as biotechnology and gene research and therapy, continue to generate new compounds and delivery methods that are more effective in treating diseases. These compounds have been responsible for significant increases in pharmaceutical sales. We believe ongoing research and development expenditures by the leading pharmaceutical manufacturers will contribute to continued growth of the industry.

Increased Use of Drug Therapies. In response to rising healthcare costs, governmental and private payors have adopted cost containment measures that encourage the use of efficient drug therapies to prevent or treat diseases. While national attention has been focused on the overall increase in aggregate healthcare costs, we believe drug therapy has had a beneficial impact on overall healthcare costs by reducing expensive surgeries and prolonged hospital stays. Pharmaceuticals currently account for approximately 10% of overall healthcare costs. Pharmaceutical manufacturers’ continued emphasis on research and development is expected to result in the continuing introduction of cost-effective drug therapies.

Pharmaceutical Supply Channel Changes. Historically, we and our major pharmaceutical distribution competitors derived a significant portion of our pharmaceutical distribution gross margin from manufacturer price increases, which have historically equaled or exceeded the overall Consumer Price Index. We believe these increases were due in large part to the relatively inelastic demand for brand name drugs notwithstanding higher prices charged for patented drugs as pharmaceutical manufacturers attempted to recoup costs associated with the development, clinical testing and regulatory approval of new products. Recently, pharmaceutical manufacturers have been under significant pressure to reduce the rate of pharmaceutical price increases. While we expect such price increases to occur in the future, we cannot predict the rate at which such prices will increase or the frequency of increases.

We have been continuing our efforts to shift our pharmaceutical distribution business to a fee-for-service model where we are compensated for the services we provide manufacturers versus one that is dependent upon manufacturer price increases. The fee-for-service model is intended to improve the efficiency of the supply channel and may establish a more predictable earnings pattern for ABDC, while expanding our service relationship with pharmaceutical manufacturers. As of March 31, 2006, ABDC has signed fee-for-service agreements with a substantial majority of the large branded pharmaceutical manufacturers. There can be no assurance that the fee-for-service transition will be successful or that our profitability will not be significantly reduced by the transition.

Medicare and Medicaid Legislative Developments. Medicare reimbursement rates for certain pharmaceuticals were impacted by implementation of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (“MMA”) by the U.S. Department of Health and Human Services (“HHS”), and further Medicare reimbursement reductions and policy changes are scheduled to be implemented in the future. In addition, the U.S. Congress is considering reductions in Medicaid reimbursement for certain prescription drugs. These policies may adversely affect our specialty distribution and our long-term care institutional pharmacy businesses directly and our wholesale drug distribution and specialty distribution businesses indirectly.

We continue to evaluate the effect that the MMA will have on Long-Term Care’s business. This evaluation includes assessing the total compensation we receive for servicing patients covered by Medicare Part D under the MMA, effective January 1, 2006. Prior to January 1, 2006, the Long-Term Care business was compensated for servicing approximately 55% of these patients based on reimbursement rates previously established by Medicaid. During the quarter ended March 31, 2006, our total compensation, including supplier rebates, for servicing such patients under coverage provided by Medicare Part D was less than the total compensation, including supplier rebates, we received in the prior-year quarter based on Medicaid reimbursement rates then in place. In addition, the Centers for Medicare & Medicaid Services (“CMS”) of HHS continues to question whether long-term care pharmacies should be permitted to receive access/performance rebates from pharmaceutical manufacturers with respect to prescriptions covered under the Medicare Part D benefit, but has not prohibited the receipt of such rebates. In recent guidance issued to Medicare Part D Prescription Drug Plan Sponsors, CMS instructs Plan Sponsors to obtain full disclosure from long-term care pharmacies of all discounts, rebates or other remuneration that such pharmacies receive from manufacturers and CMS indicates its will provide further guidelines in this subject area. The elimination or reduction of manufacturing rebates, if not offset by other reimbursement, could have a further adverse affect on the Long-Term Care business.

Expiration of Patents for Brand Name Pharmaceuticals. A significant number of patents for widely-used brand name pharmaceutical products will expire during the next several years. These products are expected to be marketed by generic pharmaceutical manufacturers and distributed by distributors like us. We consider this a favorable trend because generic products have historically provided a greater gross profit margin opportunity than brand name products.

Investment Grade Rating

On November 10, 2005, Standard & Poor’s Ratings Services (“S&P”) announced that it raised our corporate credit and senior unsecured debt ratings to ‘BBB-’ from ‘BB+’. S&P’s upgrade constitutes an investment grade rating under the indenture governing the notes. As a result of the investment grade rating and the fact that no event of default existed on November 10, 2005, certain restrictive covenants are no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any changes in the ratings of the notes. The restrictive covenants that no longer apply to the notes relate to the requirement to repurchase the notes upon a change of control; asset sales (other than a sale of all or substantially all of our assets); restricted payments;

incurrence of indebtedness and issuance of preferred stock; dividend and other payment restrictions affecting subsidiaries; designation of restricted and unrestricted subsidiaries; transactions with affiliates; and the net worth or fixed charge coverage ratio limitation with respect to a merger, consolidation or sale of all or substantially all assets. On June 1, 2006, Moody’s Investors Service raised our corporate credit and senior unsecured debt ratings to ‘Ba1’ from ‘Ba2’. See “Description of the Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.” As a result of the investment grade rating, we are also entitled to substantially relaxed covenants under our Senior Revolving Credit Facility, but to a lesser extent.

Risk Factors

You should consider carefully all the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks involved with the exchange of the old notes.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 1300 Morris Drive, Chesterbrook, Pennsylvania 19087-5594 and our phone number is (610) 727-7000.

The Exchange Offer

On September 14, 2005, we issued and sold $400 million aggregate principal amount of 5 5/8% Senior Notes due 2012 and $500 million aggregate principal amount of 5 7/8% Senior Notes due 2015. In connection with these sales, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes.

Notes Offered

Up to $400 million aggregate principal amount of 5 5/8% Senior Notes due 2012 and up to $500 million aggregate principal amount of 5 7/8% Senior Notes due 2015, both of which have been registered under the Securities Act.

The terms of the new notes and old notes are identical in all material respects, except that

•	the new notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;

•	certain registration rights applicable to the old notes do not apply to the new notes; and

•	the new notes bear a different CUSIP number than the old notes.

You are urged to read the discussions under the heading “The New Notes” in this Summary for further information regarding the new notes.

The Exchange Offer

We are offering to exchange $1,000 principal amount of each of our 5 5/8% Senior Notes due 2012 and our 5 7/8% Senior Notes due 2015, for each $1,000 principal amount of our outstanding 5 5/8% Senior Notes due 2012 and our outstanding 5 7/8% Senior Notes due 2015, respectively.

In this prospectus, the term “exchange offer” means the offer to exchange new notes for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your old notes for new notes.

Expiration Date; Withdrawal of Tender

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2006, or such later date and time to which it may be extended by us. The tender of old notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

Our obligation to accept for exchange, or to issue new notes in exchange for, any old notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer and tender your old notes, you must either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the old notes and any other required documentation, to the exchange agent at the address set forth herein; or

•	if old notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with the Depository Trust Company, or DTC, to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book-entry confirmation) to the exchange agent.

See “The Exchange Offer—Procedures for Tendering Old Notes.”

Broker-Dealers

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Exchange Agent	J.P. Morgan Trust Company, National Association (“J.P. Morgan Trust Company”) is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Considerations	The exchange of old notes for new notes pursuant to the exchange offer should not be a taxable event for federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Consequences of Exchanging Old Notes Pursuant to the Exchange Offer

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, we are of the view that holders of old notes (other than any holder who is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act) who exchange their old notes for new notes pursuant to the exchange offer generally may offer the new notes for resale, resell such new notes and otherwise transfer the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

•	the new notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement with any person to participate in a distribution of the new notes; and

•	neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, under the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions as any holder of the notes reasonably requests in writing. If a holder of old notes does not exchange the old notes for new notes according to the terms of the exchange offer, the old notes will continue to be subject to the restrictions on transfer contained in the legend printed on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. See “The Exchange Offer—Resales of New Notes.”

The old notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. Following commencement of the exchange offer but prior to its completion, the old notes may continue to be traded in the PORTAL market. Following completion of the exchange offer, the new notes will not be eligible for PORTAL trading.

The New Notes

The following is a brief summary of certain terms of the new notes. For a more complete description of the notes, see “Description of the Notes.”

Issuer	AmerisourceBergen Corporation.

Notes Offered	$400,000,000 aggregate principal amount of 5 5/8% Senior Notes due 2012.

$500,000,000 aggregate principal amount of 5 7/8% Senior Notes due 2015.

Maturity Dates	The 2012 notes will mature on September 15, 2012.

The 2015 notes will mature on September 15, 2015.

Interest

Interest on the 2012 notes will accrue at the rate of 5 5/8% per annum and interest on the 2015 notes will accrue at the rate of 5 7/8% per annum, in each case payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2006.

Interest Computation	Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

Rankings	The notes and the subsidiary guarantees will rank:

•	effectively junior to all of our and the guarantors’ current and future secured indebtedness;

•	equally with any of our and the guarantors’ existing and future senior unsecured indebtedness; and

•	senior to any of our and the guarantors’ future subordinated indebtedness.

Not all of the subsidiaries will guarantee the notes. As of March 31, 2006, the notes would have been effectively subordinated to $183.2 million of indebtedness and $116.0 million of other liabilities (including trade liabilities) of our non-guarantor subsidiaries.

Reopening of Debt Securities

The 2012 notes were initially offered in the principal amount of $400,000,000, and the 2015 notes were initially offered in the principal amount of $500,000,000. We may, without the consent of the holders, increase such principal amount of the notes in the future on the same terms and conditions and with the same CUSIP numbers as the old notes.

Optional Redemption

We may redeem some or all of each series of notes, in whole or in part, at a “make whole” redemption price, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, prior to September 15, 2008, we may redeem up to 35% of each series of notes with the proceeds of certain equity offerings at prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See “Description of the Notes—Optional Redemption.”

Subsidiary Guarantees

The notes will initially be jointly and severally guaranteed on an unsecured basis by certain of our existing and future domestic restricted subsidiaries that have outstanding, incur or guarantee other specified indebtedness. The guarantee of any subsidiary will be released when such subsidiary no longer has outstanding or guarantees any specified indebtedness.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the extent to which we and our restricted subsidiaries may:

•	create liens; and

•	sell all or substantially all of our assets or consolidate or merge with or into other companies.

These limitations are subject to a number of important qualifications and exceptions. In addition, the notes were assigned an investment grade rating (as defined in “Description of the Notes”) on November 10, 2005. As a result of the investment grade rating and the fact that no event of default existed on November 10, 2005, certain restrictive covenants are no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any changes in the ratings of the notes. See “Description of the Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.” Therefore, we and our restricted subsidiaries are no longer limited in our ability to:

•	incur additional indebtedness;

•	pay dividends or make other equity distributions;

•	purchase or redeem capital stock;

•	make investments;

•	sell assets (other than a sale of all or substantially all of our assets); and

•	engage in transactions with affiliates.

In addition, we are no longer required to repurchase the notes upon a change of control.

RISK FACTORS

You should carefully consider the risks described below, as well as other information contained in this prospectus, in deciding whether to participate in the exchange offer.

Risks Related to Our Business

Intense competition may erode our profit margins.

The distribution of pharmaceuticals and related healthcare solutions is highly competitive. We compete with national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation; regional and local distributors of pharmaceuticals; chain drugstores that warehouse their own pharmaceuticals; manufacturers who distribute their products directly to customers; specialty distributors; and other healthcare providers. The Long-Term Care and Workers’ Compensation businesses in which PharMerica operates also are highly competitive.

Competitive pressures have contributed to a decline in our gross profit margins on operating revenue from 5.42% in fiscal 2001 to 3.96% in fiscal 2005. This trend may continue and our business could be adversely affected as a result.

Our operating revenue and profitability may suffer upon the loss of a significant customer.

Our top ten customers represented approximately 31% of operating revenue for the fiscal year ended September 30, 2005. Our largest individual customer accounted for approximately 7.5% of our operating revenue for the fiscal year ended September 30, 2005. We also have contracts with group purchasing organizations (“GPOs”), each of which functions as a purchasing agent on behalf of its members, who are hospitals, pharmacies or other healthcare providers. Approximately 13% of our operating revenue for the fiscal year ended September 30, 2005 was derived from our three largest GPO relationships (Novation, LLC, United Drugs and Premier Purchasing Partners, L.P.). We may lose a significant customer or GPO relationship if any existing contract with such customer or GPO expires without being extended, renewed, renegotiated or replaced or is terminated by the customer or GPO prior to expiration, to the extent such early termination is permitted by the contract. A number of our contracts with significant customers or GPOs are typically subject to expiration each year and we may lose any of these customers or GPO relationships if we are unable to extend, renew, renegotiate or replace the contracts. The loss of any significant customer or GPO relationship could adversely affect future operating revenue and profitability. In December 2005, United Drugs terminated its GPO contract with ABDC. United Drugs is a GPO for independent retail pharmacies. Many of this group of independent pharmacies have been longstanding participants in one or more of our retail programs, including Good Neighbor Pharmacy®, Performance Plus Network® and Diabetes Shoppe®, and a number of them also have had separate contracts directly with us. Through May 31, 2006, ABDC has been able to retain over 70% of its original business with this group of independent retail pharmacies, although at somewhat lower margins on average than before the termination of the United Drugs GPO contract. Purchases by the members of United Drugs represented approximately 4% of our operating revenue for the fiscal year ended September 30, 2005.

Approximately 11% of PharMerica’s operating revenue in the fiscal year ended September 30, 2005 was derived from Long Term Care’s contract with Beverly Enterprises, Inc. (“Beverly”). In March 2006, Beverly was acquired by an affiliate of Fillmore Capital Partners, LLC, a private equity firm. We believe that this change in ownership does not affect any of the terms or conditions of the existing contract and we currently expect this customer relationship to continue. A termination of this customer relationship or a continuation of this customer relationship on significantly less favorable terms would adversely affect PharMerica’s operating revenue and results of operations.

Our operating revenue and profitability may suffer upon the bankruptcy, insolvency or other credit failure of a significant customer.

Most of our customers buy pharmaceuticals and other products and services from us on credit. Credit is made available to customers based on our assessment and analysis of creditworthiness. Although we often try to obtain a security interest in assets and other arrangements intended to protect our credit exposure, we generally are either subordinated to the position of the primary lenders to our customers or substantially unsecured. The bankruptcy, insolvency or other credit failure of any customer at a time when the customer has a substantial account payable balance due to us could have a material adverse affect on our results of operations. At September 30, 2005, the largest receivable balance due from a single customer represented approximately 13% of accounts receivable, net.

Our results of operations may suffer upon the bankruptcy, insolvency or other credit failure of a significant supplier.

Our relationships with pharmaceutical suppliers give rise to substantial amounts that are due to us from the suppliers, including amounts due to us for returned goods or defective goods and amounts due to us for services provided to the suppliers. The bankruptcy, insolvency or other credit failure of any supplier at a time when the supplier has a substantial account payable balance due to us could have a material adverse affect on our results of operations.

Our Pharmaceutical Distribution segment is transitioning its business model.

Our Pharmaceutical Distribution segment is transitioning its business model with respect to how it is compensated for services it provides to pharmaceutical manufacturers. Historically, supplier arrangements allowed us to generate gross profit in several ways, including cash discounts for prompt payments, inventory buying opportunities, rebates, inventory management and other agreements, vendor program arrangements, negotiated deals and other promotional opportunities. A significant portion of the gross margin for our pharmaceutical business had been derived from our ability to purchase merchandise inventories in advance of pharmaceutical price increases and then hold these inventories until pharmaceutical prices increase, thereby generating a larger gross margin upon sale of the inventories. Over the last two years, however, pharmaceutical manufacturers have been increasing their control over the pharmaceutical supply channel. As a result, we have been working with our pharmaceutical manufacturer partners to transition our pharmaceutical distribution business toward a fee-for-service model.

Under a fee-for-service model, we are compensated for the services we provide manufacturers versus one that is dependent upon manufacturer price increases. The fee-for-service model is intended to improve the efficiency of the supply channel and may establish a more predictable earnings pattern for ABDC, while expanding our service relationship with pharmaceutical manufacturers. As of March 31, 2006, ABDC had signed fee-for-service agreements with a substantial majority of large branded pharmaceutical manufacturers. During fiscal 2006, we expect that more than 75% of ABDC’s brand name manufacturer gross margin will not be contingent on manufacturer price increases. There can be no assurance that this business model transition will be successful, that we will be adequately compensated for our services by such fees, or that our profitability will not be significantly reduced.

The supply channel business model transition may reduce our profitability.

The supply channel business model transition described above has the potential to affect the profitability of customer contracts that were developed under a business model that was predicated on price increases and high inventory levels. Many of our contracts with healthcare providers are multi-year contracts that cannot be terminated or amended in the event of such changes in our relationships with manufacturers. Accordingly, the advent of such changes may have the effect of reducing, or even eliminating, our profitability on such contracts through the end of the applicable contract periods.

Increasing governmental efforts to regulate the pharmaceutical supply channel may increase our costs and reduce our profitability.

The healthcare industry is highly regulated at the federal and state level. Consequently, we are subject to the risk of changes in various federal and state laws, which include operating and security standards of the DEA, the FDA, various state boards of pharmacy and comparable agencies. In recent years, some states have passed or have proposed laws and regulations, including pedigree tracking requirements, that are intended to protect the integrity of the supply channel but that also may substantially increase the costs and burden of pharmaceutical distribution.

Legal and regulatory changes affecting rates of reimbursement for pharmaceuticals and/or medical treatments or services may reduce our profitability.

Both our own profit margins and the profit margins of our customers may be adversely affected by laws and regulations reducing reimbursement rates for pharmaceuticals and/or medical treatments or services or changing the methodology by which reimbursement levels are determined. Many of our contracts with healthcare providers are multi-year contracts from which we derive profit based upon reimbursement rates and methodology. Many of these contracts cannot be terminated or amended in the event of such legal and regulatory changes. Accordingly, such changes may have the effect of reducing, or even eliminating, our profitability on such contracts until the end of the applicable contract periods.

ABSG’s business may be adversely impacted in the future by changes in the Medicare reimbursement rates for certain pharmaceuticals, including oncology drugs. The reimbursement changes that have been implemented by HHS pursuant to the MMA and that are scheduled to be implemented in the future may have the effect of reducing the amount of medications or the margins on medications purchased by physicians for administration in their offices and may force patients to other healthcare providers. Since ABSG provides a number of services to or through physicians, patient shifts from physicians to other healthcare providers may result in slower or reduced growth in revenues for ABSG. Although ABSG has contingency plans to enable it to retain and grow the business it conducts with and through physicians, there can be no assurance that it will retain or replace all of the revenue currently going through the physician channel or that such revenue will be as profitable.

The MMA also includes a major expansion of the Medicare prescription drug benefit under the new Medicare Part D. Beginning in 2006, Medicare beneficiaries became eligible to enroll in prescription drug plans that are offered by private entities and became eligible for varying levels of coverage for outpatient prescription drugs. Medicare beneficiaries who will have all or a substantial portion of their prescription drug costs covered by the new Medicare drug benefit include those nursing home residents served by the Long-Term Care business whose drug costs are currently covered by state Medicaid programs. In January 2005, the Centers for Medicare & Medicaid Services (“CMS”) of HHS published final rules for the new voluntary prescription drug benefit program. While these rules established a framework for the new benefit, further information and guidance continues to be provided by CMS. The rules permit long-term care pharmacies to provide covered Medicare Part D drugs to enrollees of the new Medicare Part D plans. Under the rules, long-term care pharmacies may participate on an in-network basis by contracting directly with a plan sponsor. At this time, we cannot determine the future impact of Medicare Part D on the Long-Term Care business, but the implementation of Medicare Part D could have an adverse effect on the Long-Term Care business.

Long-Term Care receives rebates from pharmaceutical manufacturers for undertaking certain activities that the manufacturers believe may increase the likelihood that their respective products will be dispensed. CMS continues to question whether long-term care pharmacies should be permitted to receive “access/performance” rebates from pharmaceutical manufacturers with respect to prescriptions covered under the Medicare Part D benefit but has not prohibited the receipt of such rebates. In recent guidance issued to Medicare Part D Prescription Drug Plan Sponsors, CMS instructs Plan Sponsors to obtain full disclosure from long-term care pharmacies of all discounts, rebates or other remuneration that such pharmacies receive from manufacturers and

CMS indicates it will provide further guidelines in this subject area. CMS defines these as rebates that manufacturers provide to long-term pharmacies that are designed to “prefer, protect or maintain” that manufacturers’ product selection by the long-term care pharmacy or to increase the volume of the manufacturers’ products that are dispensed by the pharmacy under its formulary. The elimination or reduction of manufacturer rebates, if not offset by other reimbursement, could have a further adverse effect on the Long-Term Care business by increasing our costs of purchasing pharmaceutical products. Long-Term Care’s business could be adversely affected if CMS should take any action that has the effect of eliminating or significantly reducing the rebates that Long-Term Care receives from manufacturers.

The Deficit Reduction Act of 2005 (“DRA”) will reduce net Medicare and Medicaid spending by approximately $11 billion over the next five years. DRA provisions could reduce payments to Long-Term Care customers. Among other things, the DRA will reduce certain bad debt payments to Medicare skilled nursing facilities and strengthen asset transfer restrictions for people seeking to qualify for Medicaid long-term care coverage. In addition, new rules that will go into effect on January 1, 2007 may decrease Medicaid pharmacy reimbursement for multiple-source drugs by changing the federal upper payment limit from 150 percent of the lowest published price for a drug (which is usually the wholesale acquisition cost) to 250 percent of the lowest average manufacturer price. There can be no assurance that the changes under the DRA will not have an adverse impact on our business.

The proposed federal budget seeks to reduce Medicare spending substantially over the next 5 years and also seeks to reduce Medicaid spending. At this time, we cannot determine the future impact of the proposed federal budget on us, but these proposals, if enacted, could have an adverse effect on our business.

The changing United States healthcare environment may negatively impact our revenue and income.

Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care; cuts in Medicare funding affecting our healthcare provider customer base; consolidation of competitors, suppliers and customers; and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce our income.

If we fail to comply with laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing federal and state laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Our relationships with pharmaceutical manufacturers and healthcare providers subject our business to laws and regulations on fraud and abuse which, among other things, (i) prohibit persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in substantial compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

We may not realize all of the anticipated benefits of our integration plan to consolidate our distribution network and eliminate duplicative administrative functions.

We are proceeding with an integration plan to consolidate our ABDC distribution facilities from 51 to a distribution facility network numbering in the mid-20’s within the next two years; implement new warehouse information technology systems and eliminate duplicative administrative functions. The program is designed to focus capacity on growing markets, significantly increase warehouse efficiencies and streamline our transportation activities. The plan includes building six new facilities (five of which are operational), closing facilities (26 of which have been closed as of March 31, 2006) and implementing a new warehouse operating system. The sixth new facility is scheduled to open during fiscal 2006. We closed a total of six facilities during fiscal 2005 and we expect to close an additional six facilities during fiscal 2006, thereby reducing the total number of distribution facilities to 28 by the end of fiscal 2006. We believe our enhanced distribution network will result in the lowest costs in pharmaceutical distribution and the highest accuracy and speed of customer order fulfillment. We may not realize all of the anticipated benefits of enhancing our distribution network if we experience delays in building the new facilities or closing existing facilities; we incur significant cost overruns associated with the program; or the new warehouse information technology systems do not function as planned.

Effective July 1, 2005, we outsourced a significant portion of our information technology activities to IBM Global Services (“IBM”) as part of the integration plan. We seek to complete the outsourcing plan by the end of fiscal 2006. There can be no assurance that our business operations will not be affected adversely by the outsourcing of such activities or that IBM will perform satisfactorily.

Our operating results and/or financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

We expect to continue to implement our growth strategy, in part, by acquiring companies. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be adversely affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the difficulties in the integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions.

Our operating results and our financial condition may be adversely affected by foreign operations.

We recently acquired two pharmaceutical distributors based in Canada and a provider of contract packaging and clinical trial materials services based in the United Kingdom, and expect to consider additional foreign acquisitions in the future. Our existing foreign operations and any operations we may acquire in the future carry risks in addition to the risks of acquisition, as described above. At any particular time, foreign operations may encounter risks and uncertainties regarding the governmental, political, economic, business and competitive environment within the countries in which those operations are based. Additionally, foreign operations expose us to foreign currency fluctuations that could impact our results of operations and financial condition based on the movements of the applicable foreign currency exchange rates in relation to the U.S. Dollar.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, our management may not be able to provide its report on the effectiveness of our internal controls over financial reporting in our Annual Report on Form 10-K for the fiscal year ending September 30, 2006 as required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and our independent registered public accounting firm may not be able to provide an unqualified attestation, or any attestation, on management’s assessment of the operating effectiveness of our internal controls over financial reporting.

Pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report in our Annual Report on Form 10-K for the fiscal year ending September 30, 2006, similar to the one delivered in connection with our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, that assesses the effectiveness of our internal control over financial reporting. We also will be required to deliver an attestation report, similar to the one delivered in connection with our Annual Report on Form 10-K for the fiscal year ended September 30, 2005, of our independent registered public accounting firm on our management’s assessment of, and operating effectiveness of, internal controls. We have undertaken substantial effort to assess, enhance and document our internal control systems, financial processes and information systems and expect to continue to do so during fiscal 2006 in preparation for the required annual evaluation process. Significant use of resources, both internal and external, will be required to make the requisite evaluation of the annual effectiveness of our internal controls. While we believe we have adequate internal controls and will meet our obligations, there can be no assurance that we will be able to complete the work necessary for our management to issue our report in a timely manner or that management or our independent registered public accounting firm will conclude that our internal controls are effective.

Risks generally associated with our sophisticated information systems may adversely affect our operating results.

We rely on sophisticated information systems in our business to obtain, rapidly process, analyze, and manage data to facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers; to receive, process, and ship orders on a timely basis; to manage the accurate billing and collections for thousands of customers; and to process payments to suppliers. Our business and results of operations may be adversely affected if these systems are interrupted or damaged by unforeseen events or if they fail for any extended period of time, including due to the actions of third parties. A third party service provider is responsible for managing a significant portion of our information systems. Our business and results of operations may be adversely affected if the third party service provider does not perform satisfactorily.

Risks Related to the New Notes

We are a holding company.

The notes are obligations of AmerisourceBergen Corporation (“AmerisourceBergen”). We are a holding company, and substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and ability to make payments on the notes will depend upon the ability of our subsidiaries to make cash payments to us. Although certain of our subsidiaries will guarantee these notes, these guarantees may be released under certain circumstances.

Under certain circumstances, the subsidiary guarantees will be released.

If a subsidiary does not have outstanding or guarantee specified indebtedness, the note guarantee of such subsidiary will be released. If all of the subsidiary guarantors are released from their guarantees of the notes, our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds for the payment of our obligations.

In the event of the release of any subsidiary guarantor’s guarantee, our right, as an equity holder of such subsidiary or subsidiaries, to receive any assets of such subsidiary or subsidiaries upon its or their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, and to that subsidiary’s preferred stockholders, if any.

As of March 31, 2006, the total liabilities of our guarantor subsidiaries were approximately $7.4 billion. The guarantor subsidiaries may have contingent liabilities that are significant.

There can be no assurance that the notes will continue to maintain an investment grade rating.

On November 10, 2005, S&P announced that it raised our corporate credit and senior unsecured debt ratings to ‘BBB-’ from ‘BB+’. S&P’s upgrade constitutes an investment grade rating under the indenture governing the notes. As a result of the investment grade rating and the fact that no event of default existed on November 10, 2005, certain restrictive covenants, which were initially applicable to the notes, are now no longer applicable to the notes. The restrictive covenants which no longer apply to the notes relate to the requirement to repurchase the notes upon a change of control; asset sales (other than a sale of all or substantially all of our assets); restricted payments; incurrence of indebtedness and issuance of preferred stock; dividend and other payment restrictions affecting subsidiaries; designation of restricted and unrestricted subsidiaries; transactions with affiliates; and the net worth or fixed charge coverage ratio limitation with respect to a merger, consolidation or sale of all or substantially all assets. On June 1, 2006, Moody’s Investors Service raised our corporate credit and senior unsecured debt ratings to ‘Ba1’ from ‘Ba2’. See “Description of the Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.” As a result of the investment grade rating, we are also entitled to substantially relaxed covenants under our Senior Revolving Credit Facility, but to a lesser extent. There can be no assurance that we will not experience a reduction of our credit ratings in the future. In the event of such a credit rating reduction, the restrictive covenants specified above will continue to not be applicable to the notes.

Despite our current indebtedness level, we may still be able to incur substantially more debt.

We are able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not prohibit us from doing so. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us.

We may be unable to generate the cash flow to service our debt obligations, including the notes.

We cannot assure you that our future cash flow will be sufficient to allow us to meet our payment obligations on our debt, including the notes. Our ability to generate cash flow from operations to make scheduled payments on our debt, including the notes, will depend on our future financial and operating performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, such as general economic and financial conditions in the pharmaceutical services industry, regulatory developments, downturns in the economy in general or the initiatives of our competitors. Our ability to generate cash flow to meet our payment obligations under our debt, including the notes, may also depend on our successful implementation of our operating and growth strategies. We cannot assure that we will be able to implement our strategies or that the anticipated results of our strategies will be realized. If we do not generate sufficient cash flow to satisfy our obligations under our debt, including the notes, we may have to seek additional capital or undertake alternative financing plans, such as refinancing or restructuring our debt, or selling assets. Any of these actions could result in unanticipated costs, disrupt the implementation of our business or otherwise hinder our performance. Moreover, we may not be able to take any of these actions on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or to raise additional capital in order to satisfy our obligations under our debt, including the notes, or to refinance them on commercially reasonable terms would have a material adverse effect on our business, financial condition and results of operations.

The agreement governing our credit facilities impose restrictions on our business and operations.

The agreements governing our credit facilities impose restrictions on our business and operations. These restrictions limit our ability to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	create or permit certain liens on our assets;

•	enter into transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

The indenture governing the notes allows us to make substantial repurchases of common stock from our stockholders and permits us to distribute capital stock of our subsidiaries to the holders of our common stock.

Under the terms of the indenture governing the notes, we are able to make substantial repurchases of common stock from our stockholders. The indenture governing the notes does not restrict us from repurchasing our common stock. It is possible that if we do make substantial repurchases of common stock from our stockholders, we will not have sufficient funds to meet our payment obligations on our debt, including the notes. In addition to stock repurchases, under the terms of the indenture governing the notes, we may distribute shares of our subsidiaries to our stockholders.

Your right to receive payments on the notes is effectively subordinated to our and the subsidiary guarantors’ current and future secured indebtedness, and the non-guarantors’ indebtedness.

The notes are unsecured and therefore are effectively subordinated in right of payment to all of our and the subsidiary guarantors’ current and future secured indebtedness, as well as all of the non-guarantors’ indebtedness. Upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our secured indebtedness or the secured indebtedness of the guarantors will be entitled to be paid in full from the proceeds of their collateral before any such proceeds may be distributed to the holders of these notes. As a result, our secured creditors will likely recover more in a bankruptcy or similar proceeding than the holders of the notes.

As of March 31, 2006, the aggregate amount of our indebtedness was $1,080.6 million, of which $184.8 million of that amount constituted secured indebtedness and non-guarantor indebtedness to which the notes are subordinated. In addition, under the indenture governing the notes, we can incur a substantial amount of additional indebtedness, including secured indebtedness under credit facilities.

Not all of our subsidiaries will guarantee the notes.

Certain of our subsidiaries will not guarantee the notes. Additionally, under the terms of the indenture, we may, under certain circumstances, designate additional subsidiaries as unrestricted subsidiaries and/or as designated non-guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of March 31, 2006, the notes were effectively subordinated to $183.2 million of indebtedness and $116.0 million of other liabilities (including trade payables) of these non-guarantor subsidiaries. These subsidiaries have assets representing approximately 4% of our consolidated assets as of March 31, 2006, and revenue representing approximately 2% of our consolidated revenues for the six months ended March 31, 2006.

Federal and state statutes allow courts, under specific circumstances to void guarantees and require noteholders to return payments received from guarantors.

Under the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, a note or guarantee could be voided, or claims in respect of a note or guarantee could be subordinated to all our other debts or that of the guarantor, as the case may be, if, among other things, we or the guarantor, at the time it incurred the indebtedness evidenced by the note or the guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment made by us pursuant to the notes or by a guarantor pursuant to a subsidiary guarantee could be voided and required to be returned to the person making such payment, or to a fund for the benefit of our creditors or the guarantor, as the case may be.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, we or a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its note or guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the businesses in which we and they are engaged and will not incur debts beyond our and their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Risks Related to the Exchange Offer

If an active trading market for the notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

The old notes are currently eligible for trading in the PORTAL Market, a screen-based market operated by the National Association of Securities Dealers. The PORTAL Market is limited to qualified institutional buyers as defined by Rule 144A of the Securities Act. The new notes are new securities for which there is no established trading market. We do not intend to apply for listing or quotation of the new notes on any securities exchange or stock market. Lehman Brothers Inc. acted as initial purchasers in connection with the offers and sales of the old notes. The initial purchasers have informed us that they intend to make a market in the new notes. However, the initial purchasers are not obligated to do so and they may cease market-making at any time. If an active trading market for the new notes does not develop, the liquidity and value of the new notes could be harmed and you may be unable to sell your new notes at the price you desire or may not be able to sell them at all.

Even if a public market for the new notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

If you fail to tender your old notes for new notes, your old notes will continue to be subject to transfer restrictions.

We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, except in the limited circumstances provided under the registration rights agreement and summarized in “The Exchange Offer—Consequences of Failure to Exchange.” If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes.

You must comply with the exchange offer procedures in order to receive new notes.

The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither us nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

The issuance of the new notes may adversely affect the market for the old notes.

To the extent that old notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted old notes could be adversely affected.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

We used the proceeds from the sale of the old notes to purchase our then existing $500 million aggregate principal amount of 8 1/8% senior notes due 2008 and $300 million aggregate principal amount of 7 1/4% senior notes due 2012 prior to maturity pursuant to a cash tender offer, including the payment of $102.3 million of premiums and other costs.

CAPITALIZATION

The following table shows our cash and cash equivalents, short-term investment securities available-for-sale and capitalization as of March 31, 2006.

The information presented below should be read in conjunction with “Use of Proceeds,” “Description of Other Indebtedness” and our consolidated financial statements, the related notes and the other financial information included elsewhere in this registration statement or incorporated by reference in this registration statement.

As of March 31, 2006
(unaudited)
(in thousands, except share and per share data)
Cash	$1,051,725

Short-term investment securities available-for-sale	$783,945

Debt:
Canadian revolving credit facility due 2009	$101,798
UK revolving credit facility due 2009	22,584
Blanco revolving credit facility due 2007	55,000
5 7/8% senior notes due 2015	497,601
5 5/8% senior notes due 2012	398,128
Other	5,465

Total debt	1,080,576

Stockholders’ equity:
Common stock, $.01 par value—authorized: 600,000,000 shares; issued and outstanding: 234,361,952 shares and 209,488,458 shares, respectively	2,344
Additional paid-in capital	3,417,446
Retained earnings	1,819,895
Accumulated other comprehensive loss	(25,573)
Treasury stock, at cost: 24,873,494 shares	(747,520)

Total stockholders’ equity	4,466,592

Total capitalization	$5,547,168

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data. The following selected historical consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes incorporated by reference in this registration statement, as well as other financial information included elsewhere in this registration statement.

On August 29, 2001, AmeriSource and Bergen merged to form our company. The merger was accounted for as an acquisition of Bergen under the purchase method of accounting. Accordingly, the financial data for the fiscal year ended September 30, 2001 reflects the operating results for the full year of AmeriSource and approximately one month of Bergen, and the financial position of the combined company.

The financial data as of September 30, 2001, 2002, 2003, 2004 and 2005 and for each of the fiscal years then ended have been derived from our audited consolidated financial statements. The financial data for the six months ended March 31, 2005 and 2006 and as of March 31, 2006 have been derived from our unaudited consolidated financial statements. In the opinion of our management, all adjustments (consisting of only normal recurring accruals except as disclosed in the notes to the unaudited consolidated financial statements) necessary for a fair presentation of the unaudited financial data, have been reflected therein. Operating results for the six months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the full year.

	For the Fiscal Year Ended September 30,					For the Six Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
(in thousands, except per share data)						(unaudited)

Statement of Operations Data:
Operating revenue	$15,768,511	$40,163,387	$45,463,400	$48,812,452	$50,012,598	$24,443,848	$27,585,029
Bulk deliveries to customer warehouses	368,718	4,994,080	4,120,639	4,308,339	4,564,723	2,383,155	2,288,797

Total revenue	16,137,229	45,157,467	49,584,039	53,120,791	54,577,321	26,827,003	29,873,826
Gross profit(1)(2)	692,265	2,009,821	2,225,613	2,166,430	1,980,184	956,342	1,089,141

Operating expenses:
Distribution, selling and administrative	389,038	1,209,298	1,261,357	1,184,529	1,234,057	590,071	670,972
Depreciation and amortization(3)	21,109	60,667	69,197	73,425	81,199	40,701	41,236
Facility consolidations, employee severance and other	10,912	—	8,930	7,517	22,723	6,970	12,404
Merger fees	13,109	24,244	—	—	—	—	—
Other(4)	(2,716)	—	—	—	5,259	5,259	—

Total operating expenses	431,452	1,294,209	1,339,484	1,265,471	1,343,238	643,001	724,612
Operating income(1)(2)(3)	260,813	715,612	886,129	900,959	636,946	313,341	364,529
Other loss (income)(5)	10,866	5,647	8,015	(6,236)	(990)	(1,441)	(5,043)
Interest expense, net	47,853	140,734	144,748	112,704	57,223	36,597	13,856
Loss on early retirement of debt	—	—	4,220	23,592	111,888	1,015	—
Income from continuing operations before income taxes and cumulative effect of change in accounting(1)(2)(3)	202,094	569,231	729,146	770,899	468,825	277,170	355,716
Income taxes	77,411	225,988	286,081	296,025	176,903	106,434	129,150

Income from continuing operations before cumulative effect of change in accounting(1)(2)(3)	124,683	343,243	443,065	474,874	291,922	170,736	226,566
Loss (income) from discontinued operations, net of tax	887	(1,698)	1,836	6,484	17,105	10,196	298
Cumulative effect of change in accounting, net of tax(1)	—	—	—	—	10,172	10,172	—

Net income	$123,796	$344,941	$441,229	$468,390	$264,645	$150,368	$226,268

	For the Fiscal Year Ended September 30,					For the Six Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006
(in thousands, except per share data)						(unaudited)

Statement of Operations Data (continued):
Basic earnings per share from continuing operations(6)	$1.09	$1.64	$2.02	$2.13	$1.38	$0.79	$1.09
Diluted earnings per share from continuing operations(1)(3)(6)(7)	$1.06	$1.57	$1.95	$2.06	$1.37	$0.78	$1.08
Basic weighted average common shares outstanding(6)	114,370	209,870	219,026	223,234	211,334	215,168	208,160
Diluted weighted average common shares outstanding(6)	125,614	224,456	231,908	235,558	215,540	221,864	210,570
Cash dividends declared per common share(6)	$—	$0.05	$0.05	$0.05	$0.05	$0.025	$0.05

Operating Data:
Ratio of earnings to fixed charges(8)	5.3	4.8	5.8	7.0	6.2	6.6	10.6

	As of September 30,					As of March 31, 2006
	2001	2002	2003	2004	2005
						(unaudited)
Balance Sheet Data:
Cash and cash equivalents(9)	$297,626	$663,340	$800,036	$871,343	$966,553	$1,051,725
Short-term investment securities available-for-sale(9)	—	—	—	—	349,130	783,945
Working capital	1,980,049	2,250,120	2,602,416	2,191,481	1,935,596	2,072,660
Total assets	10,291,245	11,213,012	12,040,125	11,654,003	11,381,174	12,781,568
Total debt, including current portion	1,874,379	1,817,313	1,784,154	1,438,471	952,711	1,080,576
Stockholders’ equity	2,838,564	3,316,338	4,005,317	4,339,045	4,280,357	4,466,592

(1)	During fiscal 2005, we changed our method of recognizing cash discounts and other related manufacturer incentives, effective October 1, 2004. We previously recognized cash discounts as a reduction of cost of goods sold when earned, which was primarily upon payment of vendor invoices. We now record cash discounts as a component of inventory cost and recognize such discounts as a reduction of cost of goods sold upon the sale of the inventory.

Our operating results for the six months ended March 31, 2005 included a $10.2 million charge for the cumulative effect of change in accounting (net of income taxes of $6.3 million). The $10.2 million charge reduced diluted earnings per share from continuing operations by $0.05 for both the fiscal year ended September 30, 2005 and the six months ended March 31, 2005.

Had we used our current method of accounting for recognizing cash discounts and other related manufacturer incentives for each of the four fiscal years ended September 30, 2004, diluted earnings per share from continuing operations would have been higher by $0.02 for fiscal 2001, higher by $0.01 for fiscal 2002, lower by $0.04 for fiscal 2003, and lower by $0.01 for fiscal 2004.

(2)	Includes gains from antitrust litigation settlements: $23.4 million in fiscal 2004, net of income taxes of $14.6 million; $24.7 million in fiscal 2005, net of income taxes of $15.4 million; $11.6 million for the six months ended March 31, 2005, net of income taxes of $7.2 million, and $17.5 million for the six months ended March 31, 2006, net of income taxes of $9.9 million.

(3)	Includes the amortization of goodwill, net of income taxes, during 2001. Had we not amortized goodwill, diluted earnings per share would have been $0.01 higher in fiscal 2001.

(4)	Other expenses include income of $2.7 million in fiscal 2001 relating to a reversal of an environmental reserve and an impairment charge of $5.3 million during both the fiscal year ended September 30, 2005 and the six months ended March 31, 2005 relating to certain intangible assets held by ABDC.

(5)

In fiscal 2001, we incurred other losses of $10.9 million related to losses incurred on equity investments. In fiscal 2002 and 2003, we incurred other losses of $5.6 million and $8.0 million, respectively, primarily consisting of impairment charges relating to investments in technology companies. Other income of $6.2 million in fiscal 2004 primarily consisted of a liquidating dividend we received relating to an investment in a technology company. Other income of $1.0 million and $1.4 million for the fiscal year ended September 30, 2005 and for the six months ended March 31, 2005, respectively, primarily related to income received from an investment in a technology company. Other income of $5.0 million for the six months ended March 31, 2006 primarily consists of a $3.4 million gain resulting from an eminent domain settlement and a $3.1 million gain on the sale of an equity investment.

(6)	On December 28, 2005, we effected a two-for-one stock split of our outstanding shares of common stock in the form of a 100% stock dividend. All applicable share and per-share amounts have been retroactively adjusted to reflect this stock split.

(7)	Effective October 1, 2005, we adopted Statement of Financing Accounting Standard 123R, using the modified-prospective transition method, and therefore, began to expense the fair value of all outstanding stock options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and began to expense the fair value of all share-based compensation granted subsequent to September 30, 2005 over their requisite service periods. During the six months ended March 31, 2006, we recorded $6.6 million of share-based compensation expense, which had the effect of lowering diluted earnings per share from continuing operations by $0.02. Had we expensed share-based compensation for each of the five years ended September 30, 2005 and for the six months ended March 31, 2005, diluted earnings per share from continuing operations would have been lower by $0.19 for fiscal 2001, lower by $0.05 for fiscal 2002, lower by $0.08 for fiscal 2003, lower by $0.37 for fiscal 2004, lower by $0.02 for fiscal 2005 and lower by $0.01 for the six months ended March 31, 2005.

(8)	Ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of income from continuing operations, before income taxes and cumulative effect of change in accounting, adjusted for income or loss from equity investees, plus fixed charges and amortization of capitalized interest. “Fixed charges” include interest expensed and capitalized, and an estimate of the interest within rental expense.

(9)	At September 30, 2005 and March 31, 2006, we invested $349.1 million and $783.9 million, respectively, in tax exempt variable rate demand notes. These short-term investments are classified as available-for-sale on our consolidated balance sheet. We reclassified $349.1 million from cash and cash equivalents at September 30, 2005 to short-term investment securities to conform to the current-year presentation.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Revolving Credit Facility

In December 2004, we entered into a Senior Revolving Credit Facility with a syndicate of lenders. The following is a summary of the material terms of the Senior Revolving Credit Facility. As of March 31, 2006, there were no borrowings outstanding under the Senior Revolving Credit Facility, but letters of credit of approximately $10.7 million were outstanding.

Structure. The Senior Revolving Credit Facility consists of a revolving credit facility of up to $700.0 million.

Funding and Use of Proceeds. Subject to customary conditions, including the ongoing accuracy of representations and warranties in the credit agreement and the absence of defaults under the credit agreement, amounts available under the Senior Revolving Credit Facility may be borrowed, repaid and reborrowed on or after the effective date, as applicable, including extensions of credit in the form of letters of credit in an aggregate amount of up to $150.0 million, until the termination date thereof. The Senior Revolving Credit Facility may be used for general corporate purposes, including investments, acquisitions and the repayment of existing indebtedness. Availability under the Senior Revolving Credit Facility is reduced by the amount of outstanding letters of credit.

Maturity and Scheduled Repayment. Unless terminated earlier, the Senior Revolving Credit Facility terminates five years after the effective date and its payable in full upon its maturity on the termination date. We may choose to repay or reduce our commitments under the Senior Revolving Credit Facility at any time.

Interest and Fees. Interest on borrowings under the Senior Revolving Credit Facility accrue at specific rates based on our debt rating (LIBOR plus 80 basis points or the prime rate at March 31, 2006). We pay quarterly facility fees to maintain the availability under the Senior Revolving Credit Facility at specific rates based on our debt rating. At March 31, 2006, the rate payable to maintain the availability of the $700 million commitment was 20 basis points per annum. Also, we pay quarterly participation and fronting fees with respect to our participation in the letters of credit at specific rates.

Security. The Senior Revolving Credit Facility is unsecured, but is supported by the guarantees of our domestic subsidiaries, including the subsidiaries that will guarantee the notes. The Senior Revolving Credit Facility previously required us to pledge 65% of the voting shares and 100% of the non-voting shares of such foreign subsidiaries to our senior lenders. In November 2005, we amended the Senior Revolving Credit Facility to remove the pledge requirement.

Covenants. The Senior Revolving Credit Facility contains affirmative covenants, including, but not limited to, covenants that require us to (i) provide financial statements and other information at certain times, (ii) provide notice of certain material events, (iii) maintain customary insurance policies, and (iv) comply with other customary affirmative covenants for transactions of this type. Additional covenants require compliance with financial tests, including leverage and minimum earnings to fixed charges. The Senior Revolving Credit Facility contains negative covenants, including, but not limited to, covenants that impose limitations on (i) additional indebtedness, (ii) additional liens, (iii) certain fundamental changes, including mergers, consolidations and liquidations, (iv) certain loans, guarantees, or an acquisition of another entity, (v) asset sales, and (vi) certain distributions with respect to equity and certain payments of indebtedness.

Events of Default. The Senior Revolving Credit Facility contains customary events of default, including, but not limited to: (i) failure to pay any principal, interest or fee, (ii) a material misrepresentation and warranties or breach of a covenant, (iii) bankruptcy and other insolvency related events, (iv) defaults under certain other agreements or instruments relating to indebtedness, (v) certain ERISA matters, (vi) judgments in excess of specified amounts, (vii) certain change of control events, and (viii) other customary events of default for transactions of this type.

Blanco Revolving Credit Facility

In April 2005, our operating subsidiary in Puerto Rico entered into a $55 million revolving credit facility, guaranteed by us which we refer to as the “Blanco Revolving Credit Facility.” The facility was amended in 2006 and now expires in April 2007. Borrowings under the Blanco Revolving Credit Facility at March 31, 2006 accrued interest at LIBOR plus 90 basis points. As a result of the amendment, interest on borrowings and fees to maintain the availability under the Blanco Revolving Credit Facility now accrue at specific rates based on our debt rating. We have the ability and intent to refinance the Blanco Revolving Credit Facility on a long-term basis.

Canadian Credit Facility

In October, 2005, we entered into a C$135 million senior unsecured revolving credit facility (“Canadian Credit Facility”), due December 2009 with a syndicate of lenders in connection with our acquisition of Trent Drugs (Wholesale) Ltd. (“Trent”) and borrowed approximately C$92 million to complete the transaction. Subsequently, additional borrowings were made by Trent to finance its working capital requirements. In January 2006, we changed the name of Trent to AmerisourceBergen Canada Corporation (“AmerisourceBergen Canada”). We have guaranteed the obligations under the Canadian Credit Facility. Interest on borrowings under the Canadian Credit Facility accrues at specific rates based on our debt rating (0.675% over LIBOR or Bankers’ Acceptance Stamping Fee Spread at March 31, 2006). We will pay quarterly facility fees to maintain the availability under the Canadian Credit Facility at specific rates based on our debt rating (0.20% at March 31, 2006). As of March 31, 2006, there was $101.8 million outstanding under the Canadian Credit Facility. We may choose to repay or reduce our commitments under the Canadian Credit Facility at any time. The Canadian Credit Facility contains restrictions on, among other things, additional indebtedness, distributions and dividends to stockholders, investments and capital expenditures. Additional covenants require compliance with financial tests, including leverage and minimum earnings to fixed charges ratios.

UK Credit Facility

In March 2006, we entered into a £20 million multicurrency revolving credit facility (“UK Credit Facility”) due March 2009 with a financial institution in connection with our acquisition of Brecon Holdings Limited and its subsidiaries. Interest on borrowings under the facility accrues at specific rates based on our debt rating (0.675% over LIBOR or EURIBOR at March 31, 2006). We will pay quarterly facility fees to maintain the availability under the UK Credit Facility at specific rates based on our debt ratings (0.175% at March 31, 2006). As of March 31, 2006, there was $22.6 million outstanding under the UK Credit Facility. We may choose to repay or reduce our commitments under the UK Credit Facility at any time. We have guaranteed the obligations under the UK Credit Facility. The UK Credit Facility contains restrictions on, among other things, additional indebtedness, distributions and dividends to stockholders and investments. Additional covenants require compliance with financial tests, including leverage and fixed charge coverage ratios.

Receivables Securitization Facility

In July 2003, we entered into a $1.05 billion Receivables Securitization Facility. In connection with the Receivables Securitization Facility, ABDC sells on a revolving basis certain accounts receivable to AmeriSource Receivables Financial Corporation, a wholly-owned special purpose entity, which in turn sells a percentage ownership interest in the receivables to commercial paper conduits sponsored by financial institutions. ABDC is the servicer of the accounts receivable under the Receivables Securitization Facility. After the maximum limit of receivables sold has been reached and as sold receivables are collected, additional receivables may be sold up to the maximum amount available under the facility. In December 2004, we amended the Receivables Securitization Facility and under the terms of the amendment the $550 million (three-year tranche) originally scheduled to expire in July 2006 was increased to $700 million and the expiration date was extended to November 2007. Additionally, the $500 million (364-day tranche) scheduled to expire in July 2005 was reduced to $350 million and the expiration date was extended to December 2005. In October 2005, we terminated the 364-day tranche. Interest rates are based on prevailing market rates for short-term commercial paper plus a program fee, and will vary based on our debt ratings. The program fee was 60 basis points at March 31, 2006. Additionally, we pay a commitment fee on any unused credit, which was 20 basis points at March 31, 2006. There were no borrowings outstanding under the Receivables Securitization Facility at March 31, 2006.

The agreement governing the Receivables Securitization Facility contains restrictions and covenants which include limitations on the incurrence of additional indebtedness, making of certain restricted payments, issuance of preferred stock, creation of certain liens, and certain corporate acts such as mergers, consolidations and sale of substantially all assets.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued and sold the old notes to the initial purchasers on September 14, 2005. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the old notes are subject to transfer restrictions, we, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement dated September 14, 2005 under which we agreed:

•	on or before March 13, 2006, to use our commercially reasonably efforts to prepare and file with the Securities and Exchange Commission the registration statement of which this prospectus is a part;

•	on or before June 11, 2006, to use our commercially reasonably efforts to cause the registration statement to become effective under the Securities Act;

•	upon the effectiveness of the registration statement, to offer the new notes in exchange for surrender of the old notes; and

•	use our commercially reasonable efforts to consummate the exchange offer on or prior to the date 30 business days from the date of effectiveness of the registration statement.

The registration statement is intended to satisfy in part our obligations relating to the old notes under the registration rights agreement.

Under existing interpretations of the Securities and Exchange Commission, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents that:

•	it is acquiring the new notes in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution of the new notes; and

•	it is not our affiliate, as that term is interpreted by the Securities and Exchange Commission.

However, broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement regarding resales of the new notes. The Securities and Exchange Commission has taken the position that broker-dealers receiving new notes in the exchange offer may fulfill their prospectus delivery requirements relating to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with this prospectus. Under the registration rights agreement, we are required to allow broker-dealers receiving new notes in the exchange offer and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Old Notes

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), we will accept for exchange old notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000, and any integral multiple of $1,000, in excess thereof. The expiration date of the exchange offer shall be 5:00 p.m., New York City time, on             , 2006, unless extended by us, in our sole discretion.

As of the date of this prospectus, all of the old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about             , 2006 to all holders of old notes known to us. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to conditions as set forth under “—Conditions to the Exchange Offer” below.

We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any old notes, by giving notice of the extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “—Conditions to the Exchange Offer.” We will give notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Old Notes

Valid Tender

The tender to us of old notes by a holder of old notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old notes for exchange under the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to J.P. Morgan Trust Company at the address set forth below under “—Exchange Agent” on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive:

•	certificates for the old notes along with the letter of transmittal;

•	prior to the expiration date of the exchange offer, a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedure described below.

The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old notes to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instruction” or “Special Delivery Instruction” on the letter of transmittal; or

•	for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If old notes are registered in the name of a person other than a signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the old notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s old notes, either (1) make appropriate arrangements to register ownership of the old notes in the owner’s name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). The interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date of the exchange offer (including the letter of transmittal and the instructions to the letter of transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of old notes for exchange, nor shall any of them incur any liability for failure to give notification.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder of old notes will represent to us in writing that, among other things:

•	the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

•	neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the new notes; and

•	neither the holder nor any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the new notes.

If any holder or any other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes to be acquired in the exchange offer, the holder or any other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the holder is a broker-dealer, the holder must represent that it will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all old notes properly tendered, and will issue the new notes promptly after acceptance of the old notes. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral and written notice to the exchange agent.

In all cases, issuance of new notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the old notes or a timely confirmation of a book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company, (2) a properly completed and duly executed letter of transmittal and (3) all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to an account maintained with The Depository Trust Company) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at the book-entry transfer facility, The Depository Trust Company, or the “DTC,” for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or a manually signed facsimile of the letter of transmittal) with any required signature guarantees, or an “agent’s message” in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent, or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. Accordingly, the DTC participants may electronically transmit their acceptance of the exchange offer by causing the DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. Upon receipt of such holder’s acceptance through the Automated Tender Offer Program, DTC will edit and verify the acceptance and send an “agent’s message” to the exchange agent for its acceptance. Delivery of tendered notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth above, or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The term “agent’s message” means a message transmitted by DTC, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that:

•	DTC has received an express acknowledgment from the participant in DTC tendering notes subject to the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	we may enforce such agreement against such participant.

In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the notice of guaranteed delivery.

Guaranteed Delivery Procedures

If a registered holder of the old notes desires to tender the old notes and the old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

•	the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed letter of transmittal (or a facsimile of the letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration date at the address set forth below under “—Exchange Agent.” For DTC participants, a written notice of withdrawal may be made by electronic transmission through DTC’s Automated Tender Offer Program. Any notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC);

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder; and

•	where certificates for old notes have been transmitted specify the name in which the old notes are registered, if different from that of the withdrawing holder.

We will determine all questions regarding the validity, form and eligibility (including time of receipt) of the notices and such determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of old notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company according to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with The Depository Trust Company for the old notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of the old notes for exchange or the exchange of new notes for the old notes, we determine that:

•	the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

•	we have not received all applicable governmental approvals; or

•	any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

J.P. Morgan Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below:

J.P. Morgan Trust Company, National Association

Worldwide Securities Services

2001 Bryan Street, 9th Floor

Dallas, Texas 75202

Attention: Mr. Frank Ivins

Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

JPMorgan Chase Bank, National Association

4 New York Plaza, 15th Floor

New York, NY 10004

Attention: Francine Springer

(212) 623-5782

Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

The expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of the exchange agent and trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Accounting Treatment

The new notes will be recorded at the same carrying amount as the old notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the tender, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes in the exchange offer will continue to be subject to the restrictions on transfer of the old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes in accordance with exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. The 2012 notes and 2015 notes not exchanged in accordance with the exchange offer will continue to accrue interest at 5 5/8% or 5 7/8% per annum, respectively, and will otherwise remain outstanding in accordance with their terms. Holders of old notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law in connection with the exchange offer. In general, the old notes may not be offered or sold unless registered under the Securities Act, except in accordance with an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will register the old notes not exchanged in the exchange offer under the Securities Act. However, if:

•	because of any change in law or in applicable interpretations by the staff of the Securities and Exchange Commission, we are not required or permitted to effect the exchange offer; or

•	prior to the 20th day following consummation of the exchange offer, any holder of old notes that is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a non-U.S. person (within the meaning of Regulation S under the Securities Act) or an “accredited investor” (as defined in Rule 501(a) of the Securities Act) notifies us that such holder:

•	is not eligible to participate in the exchange offer;

•	may not resell the new notes without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

•	is a broker-dealer and holds notes acquired directly from us,

then we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the old notes held by such persons.

Resales of New Notes

Based on interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that new notes issued in accordance with the exchange offer may be offered for resale, resold or otherwise transferred by the holders (other than (1) any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell in accordance with Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement or understanding with any person to participate in the distribution of the new notes. If any holder has any arrangement or understanding regarding the distribution of the new notes to be acquired in accordance with the exchange offer, the holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make a no-action request.

In addition, to comply with the securities laws of applicable jurisdictions, the new notes may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, under the registration rights agreement and subject to specified limitations therein, to register or qualify the new notes for offer or sale under the securities or blue sky laws of the applicable jurisdictions in the United States as any selling holder of the notes reasonably requests in writing.

DESCRIPTION OF THE NOTES

We issued and sold the old notes to the initial purchasers on September 14, 2005. The initial purchasers subsequently sold the old notes to qualified institutional buyers in reliance on Section 4(2) of the Securities Act as interpreted pursuant to Rule 144A. The old notes are guaranteed by each of our current and future domestic restricted subsidiaries on a senior basis.

We issued the old notes under an indenture dated September 14, 2005 among ourself, the guarantors, and J.P. Morgan Trust Company, as trustee. The 2012 notes and the 2015 notes are each referred to as a “series” of notes issued under the indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

On November 10, 2005, S&P announced that it raised our corporate credit and senior unsecured debt ratings to ‘BBB-’ from ‘BB+’. S&P’s upgrade constitutes an investment grade rating under the indenture governing the notes. As a result of the investment grade rating and the fact that no event of default existed on November 10, 2005, certain restrictive covenants, which were initially applicable to the old notes, are now no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any changes in the ratings of the notes. The restrictive covenants which no longer apply to the notes relate to the requirement to repurchase the notes upon a change of control; asset sales (other than a sale of all or substantially all of our assets); restricted payments; incurrence of indebtedness and issuance of preferred stock; dividend and other payment restrictions affecting subsidiaries; designation of restricted and unrestricted subsidiaries; transactions with affiliates; and the net worth or fixed charge coverage ratio limitation with respect to a merger, consolidation or sale of all or substantially all assets, see “—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.”

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the forms of the indenture and the registration rights agreement have been filed with the SEC as Exhibits 4.5 and 4.8 to our Annual Report on Form 10-K filed on December 9, 2005 and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Copies of any other principal security documents are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The terms of the new notes are the same as the terms of the old notes in all material respects except that:

•	the new notes will be registered under the Securities Act of 1933, as amended, and will not bear legends restricting their transfer under the Securities Act;

•	holders of the new notes are not entitled to certain rights under the registration rights agreement; and

•	the new notes bear a different CUSIP number than the old notes.

The new notes and the old notes are treated as one series of notes under the indenture, and references in the following summary to the notes should be read to incorporate the old notes and the new notes.

The notes:

•	will be general unsecured obligations of AmerisourceBergen;

•	are pari passu in right of payment with any future or existing unsecured senior Indebtedness of AmerisourceBergen;

•	are senior in right of payment to any future subordinated Indebtedness of AmerisourceBergen; and

•	will initially be unconditionally guaranteed by each of the Domestic Subsidiaries of AmerisourceBergen (other than Blanco, Amerisource Receivables Financial Corporation and the Designated Non-Guarantors) that have outstanding or guarantee Specified Indebtedness.

However, the notes are effectively subordinated in right of payment to all future secured debt of AmerisourceBergen and the guarantors. See “Risk Factors—Risks related to the New Notes—Your right to receive payments on the notes is effectively subordinated to our and the subsidiary guarantors’ future secured indebtedness.” As of March 31, 2006, AmerisourceBergen had no debt outstanding under the Senior Revolving Credit Facility or the Receivables Securitization Facility, $55.0 million of debt outstanding under Blanco’s revolving credit facility, $101.8 million of debt outstanding under the Canadian Credit Facility, $22.6 million of debt outstanding under the UK Credit Facility, and additional amounts of approximately $689.3 million, $700.0 million, $13.7 million and $12.2 million were available for borrowing under the Senior Revolving Credit Facility, the Receivables Securitization Facility, the Canadian Credit Facility and the UK Credit Facility, respectively. The indenture does not limit the amount of debt securities or any other debt that may be incurred by AmerisourceBergen. Except for limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving AmerisourceBergen. In addition, under the Receivables Securitization Facility, ABDC sells accounts receivable on a revolving basis to a special purpose entity that will not guarantee the notes.

As of the date of the indenture, all of our subsidiaries will be “Restricted Subsidiaries” and will be guarantors, except that Blanco, Amerisource Receivables Financial Corporation, Foreign Subsidiaries and our other Designated Non-Guarantors will not guarantee the notes. Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our other subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. Blanco, Amerisource Receivables Financial Corporation, Foreign Subsidiaries and the Designated Non-Guarantors held less than 5% of our assets as of March 31, 2006 and accounted for less than 2% of our operating revenue for the six months ended March 31, 2006.

Principal, Maturity and Interest

On September 14, 2005, AmerisourceBergen issued $400 million in aggregate principal amount of 2012 notes and $500 million in aggregate principal amount of 2015 notes. AmerisourceBergen may issue additional notes of either series from time to time after this offering. Any offering of additional notes is no longer subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” therefore the indenture does not limit the amount of debt securities or any other debt that may be incurred by AmerisourceBergen. Subject to exceptions, the notes and any additional notes subsequently issued under the indenture will be treated as a single class under the indenture for purposes of certain matters, including certain waivers and amendments and offers to purchase. For certain other matters, including waivers and amendments affecting only the holders of a particular series of notes, redemptions and the exercise of remedies, each series of notes and any additional notes of such series subsequently issued under the indenture will be treated as a separate class.

AmerisourceBergen will issue notes in denominations of $1,000 and integral multiples of $1,000. The 2012 notes will mature on September 15, 2012 and the 2015 notes will mature on September 15, 2015.

Interest on the 2012 notes will accrue at the rate of 5 5/8% per annum and interest on the 2015 notes will accrue at the rate of 5 7/8% per annum, in each case payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2006. AmerisourceBergen will make each interest payment to the Holders of record on the immediately preceding March 1 and September 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to AmerisourceBergen, AmerisourceBergen will pay, or cause to be paid, all principal, interest and premium and Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless AmerisourceBergen elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. AmerisourceBergen may change the paying agent or registrar without prior notice to the Holders of the notes, and AmerisourceBergen or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. AmerisourceBergen may require a Holder to pay all taxes and fees required by law or permitted by the Indenture. AmerisourceBergen is not required to transfer or exchange any note selected for redemption. Also, AmerisourceBergen is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed by each of AmerisourceBergen’s current and future Domestic Subsidiaries, other than Blanco, Amerisource Receivables Financial Corporation and the Designated Non-Guarantors, that have outstanding, incur or guarantee Specified Indebtedness. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than AmerisourceBergen or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee or by operation of law; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of AmerisourceBergen, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of AmerisourceBergen, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if AmerisourceBergen designates a Guarantor to be an Unrestricted Subsidiary in accordance with the indenture; or

(4) at such time as such Guarantor ceases to have outstanding or guarantee any Specified Indebtedness.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

The notes will not be redeemable at the option of AmerisourceBergen except as set forth in the following paragraph.

Each series of notes may be redeemed, in whole or in part, at any time at the option of AmerisourceBergen upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to the registered address of each Holder of notes of such series, at a redemption price equal to the greater of:

(1) 100% of the principal amount thereof; or

(2) as determined by an Independent Investment Banker, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, to the applicable date of redemption. Any redemption pursuant to the foregoing provision and notice thereof may, in AmerisourceBergen’s discretion, be made subject to the satisfaction of one or more conditions precedent.

In addition, at any time before September 15, 2008, AmerisourceBergen may on any one or more occasions redeem up to an aggregate of 35% of the principal amount of any series of notes (including any additional notes of such series) outstanding at a redemption price of 105.625% of the principal amount thereof in the case of 2012 Notes and 105.875% of the principal amount thereof in the case of 2015 Notes, plus in each case accrued and unpaid interest, if any, and Liquidated Damages, if any, thereon, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the aggregate principal amount of notes of such series outstanding on the date of the indenture remain outstanding immediately after each occurrence of such redemption; and provided, further, that each such redemption shall occur within 90 days of the date of the closing of such Equity Offering.

Notice of any redemption upon an Equity Offering may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering.

Unless AmerisourceBergen defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion thereof called for redemption.

Mandatory Redemption

AmerisourceBergen is not required to make mandatory redemption or sinking fund payments with respect to the notes except as set forth below under “—Repurchase at the Option of Holders.”

Repurchase at the Option of Holders

Change of Control

NOTE: The covenant described in this section titled “Change of Control” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require AmerisourceBergen to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, AmerisourceBergen will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 90 days following any Change of Control Triggering Event, AmerisourceBergen will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. AmerisourceBergen will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, AmerisourceBergen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, AmerisourceBergen will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by AmerisourceBergen.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require AmerisourceBergen to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable except under the circumstances described under the caption “Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.” Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that AmerisourceBergen repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

AmerisourceBergen will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by AmerisourceBergen and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The agreements governing AmerisourceBergen’s other debt currently provide that certain change of control or asset sale events with respect to AmerisourceBergen would constitute a default under those agreements. Any future credit agreements or other agreements relating to other senior debt to which AmerisourceBergen becomes a party may contain similar restrictions and provisions and may also prohibit AmerisourceBergen from purchasing notes. In the event a Change of Control Triggering Event or Asset Sale occurs at a time when AmerisourceBergen is prohibited from purchasing notes, AmerisourceBergen could seek the consent of its other lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If AmerisourceBergen does not obtain such a consent or repay such borrowings, AmerisourceBergen will remain prohibited from purchasing notes. In such case, AmerisourceBergen’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under other debt, including secured debt.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require AmerisourceBergen to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

NOTE: The covenant described in this section titled “Asset Sales” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1) AmerisourceBergen (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by AmerisourceBergen’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) either (x) at least 75% of the consideration received in the Asset Sale by AmerisourceBergen or such Restricted Subsidiary is in the form of cash or Cash Equivalents or (y) the fair market value of the aggregate of all consideration other than cash or Cash Equivalents for all Asset Sales since the date of the indenture would not exceed 10% of Total Tangible Assets after giving effect to such Asset Sale; provided that the limitation of this clause (3) shall not apply to any Asset Sale in which the after-tax cash or Cash Equivalents portion of the consideration received is equal or greater than what the net after-tax proceeds would have been had such Asset Sale complied with the limitation of this clause (3).

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, of the type shown on AmerisourceBergen’s or such Restricted Subsidiary’s most recent balance sheet, of AmerisourceBergen or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;

(b) any securities, notes or other obligations received by AmerisourceBergen or any such Restricted Subsidiary from such transferee that are delivered within 20 days of the sale, subject to ordinary settlement periods, that are within 90 days of receipt converted by AmerisourceBergen or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c) accounts receivable of a business retained by AmerisourceBergen or such Restricted Subsidiary, as the case may be, following the sale of such business, provided that such accounts receivable are (i) not past due more than 90 days and (ii) not invoiced with a payment due date greater than 120 days from the date of the invoice creating such accounts receivable;

(d) any payment of secured debt secured by the assets sold in the Asset Sale;

(e) long-term assets that are used or useful in a Permitted Business; and

(f) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen of such Capital Stock (i) such Person becomes a Restricted Subsidiary of AmerisourceBergen or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, AmerisourceBergen may apply those Net Proceeds at its option to one or more of the following:

(1) to repay, prepay, repurchase or otherwise discharge Indebtedness under a Credit Facility;

(2) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within 180 days after the end of such 365-day period) other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, AmerisourceBergen may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, AmerisourceBergen will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, AmerisourceBergen may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

AmerisourceBergen will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, AmerisourceBergen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes of any series are to be redeemed at any time, the trustee will select notes of such series for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Any redemption and notice thereof may, in AmerisourceBergen’s discretion, be made subject to the satisfaction of one or more conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder upon cancellation of the original note. Subject to any conditions precedent that may be applicable, notes called for redemption become due on the date fixed for redemption. On and after the redemption date if all applicable conditions precedent (if any) are satisfied, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

The indenture contains the following provisions relating to covenants.

Changes in Covenants when Notes Rated Investment Grade

If on any date following the date of the indenture:

(1) the notes of all then outstanding series are assigned an Investment Grade Rating from either of the Rating Agencies (such date being the “Rating Event Date”); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any changes in the rating of the notes the covenants (or the clause thereof) specifically listed under the following captions in this prospectus will no longer be applicable to the notes:

(1) “—Repurchase at Option of Holders—Change of Control;”

(2) “—Repurchase at the Option of Holders-Asset Sales;”

(3) “—Restricted Payments;”

(4) “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) “—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(6) “—Designation of Restricted and Unrestricted Subsidiaries;”

(7) “—Transactions with Affiliates;”

(8) clause (4) of the covenant listed under “—Merger, Consolidation or Sale of Assets;” and

(9) clause (1)(a) of the covenant listed under “—Sale and Leaseback Transactions.”

In addition, on and after the date that the above listed covenants are no longer applicable to the notes, for purposes of complying with the covenant listed under “—Liens,” the Liens described in clause (1) of the definition of “Permitted Liens” will be Permitted Liens only to the extent that those Liens secure Indebtedness in an aggregate amount outstanding not exceeding, at the time of determination, 10% of AmerisourceBergen’s Consolidated Net Worth. Once this limitation is effective, this limitation shall continue to apply whether or not the notes continue to be assigned an Investment Grade Rating.

On November 10, 2005, a Rating Event Date occurred. However, there can be no assurance that the notes will continue to maintain an Investment Grade Rating.

Restricted Payments

NOTE: The covenant described in this section titled “Restricted Payments” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of AmerisourceBergen’s or any of its Restricted Subsidiaries’ Equity Interests (other than in connection with any merger consolidation involving AmerisourceBergen) or to the direct or indirect holders of AmerisourceBergen’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of AmerisourceBergen or to AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen or (y) Qualified Distributions);

(2) purchase, redeem or otherwise acquire or retire for value (other than in connection with any merger consolidation involving AmerisourceBergen) any Equity Interests of AmerisourceBergen or any direct or indirect parent of AmerisourceBergen (other than Equity Interests owned by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or any guarantee of the notes (other than Indebtedness between or among AmerisourceBergen and its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) AmerisourceBergen would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by AmerisourceBergen and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of AmerisourceBergen for the period (taken as one accounting period) from the first day of the fiscal quarter during which the date of the indenture falls to the end of AmerisourceBergen’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net proceeds (including cash and the fair market value of property other than cash as determined in good faith by the Board of Directors of AmerisourceBergen) received by AmerisourceBergen since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of AmerisourceBergen (other than Disqualified Stock), in each case including in connection with an acquisition, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of AmerisourceBergen that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of AmerisourceBergen), plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash received with respect to such Restricted Investment (less the cost of disposition, if any), provided that any Consolidated Net Income of AmerisourceBergen resulting from such cash received (less the cost of disposition, if any) will be excluded from clause (3)(a), plus

(d) if any Unrestricted Subsidiary (i) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors of AmerisourceBergen) as of the date of its redesignation or (ii) pays any cash dividends or cash distributions to AmerisourceBergen or any of its Restricted Subsidiaries, the amount of any such dividends or distributions made after the date of the indenture.

The preceding provisions will not prohibit any of the following:

(1) the payment of any dividend or distribution or the consummation of any redemption of Indebtedness that is subordinated to the notes within 60 days after the date of declaration of the dividend or distribution or the giving of notice of redemption, as the case may be, if at the date of declaration or notice of the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of AmerisourceBergen or any Restricted Subsidiary (including the payment of any related prepayment penalty or premium) or of any Equity Interests of AmerisourceBergen in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of AmerisourceBergen) of, Equity Interests of AmerisourceBergen (other than Disqualified Stock) or from the net cash proceeds of an equity capital contribution to AmerisourceBergen; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of AmerisourceBergen or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, so long as no Default has occurred and is continuing or would be caused thereby;

(4) the payment of any dividend by a Restricted Subsidiary of AmerisourceBergen to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen held by any member of AmerisourceBergen’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, so long as no Default has occurred and is continuing or would be caused thereby; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period;

(6) the declaration or payment of dividends or advances to AmerisourceBergen for expenses incurred by AmerisourceBergen in its capacity as a holding company that are attributable to the operations of AmerisourceBergen and its Restricted Subsidiaries;

(7) the declaration or payment of dividends by AmerisourceBergen to holders of its Equity Interests in an amount not to exceed $50.0 million in any fiscal year;

(8) the repurchase of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(9) the defeasance, redemption, repurchase or other acquisition of any Indebtedness subordinated or pari passu in right of payment to the notes at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest thereon, in the event of a Change of Control Triggering Event; provided that prior to or contemporaneously with such repurchase, AmerisourceBergen has made the Change of Control Offer with respect to the notes required by the indenture and has repurchased all notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(10) the repurchase of Equity Interests on any date that each series of notes then outstanding is rated Ba3 or better by Moody’s and BB or better by S&P (or in either case, if such entity ceases to rate such notes for reasons outside of the control of AmerisourceBergen, the equivalent credit rating from any other Rating Agency), provided that on the date of such repurchase after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of AmerisourceBergen’s most recently ended four full fiscal quarters for which internal financial statements are available, AmerisourceBergen’s Leverage Ratio would have been equal to or less than 2.5 to 1; or

(11) other Restricted Payments in an aggregate amount not to exceed $100.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by AmerisourceBergen or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of AmerisourceBergen, whose determination will be conclusive. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (11) above or is entitled to be made pursuant to the first paragraph of this covenant, AmerisourceBergen shall, in its sole discretion, classify such Restricted Payment, or later classify, reclassify or re-divide all or a portion of such Restricted Payment, in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

NOTE: The covenant described in this section titled “Incurrence of Indebtedness and Issuance of Preferred Stock” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and AmerisourceBergen will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that AmerisourceBergen or any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and AmerisourceBergen’s Restricted Subsidiaries may issue preferred stock, if the Fixed Charge Coverage Ratio for AmerisourceBergen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by AmerisourceBergen and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of AmerisourceBergen and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a) $700 million and

(b) the Borrowing Base;

(2) the incurrence by AmerisourceBergen and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(3) the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (15) of this paragraph;

(4) the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of intercompany Indebtedness between or among AmerisourceBergen and any of its Restricted Subsidiaries; provided, however, that:

(a) if AmerisourceBergen or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of AmerisourceBergen, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen, in the case of each of clause (i) and (ii) will be deemed to constitute an incurrence of such Indebtedness by AmerisourceBergen or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5) the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding or Hedging Obligations with respect to foreign currency translations;

(6) the guarantee by AmerisourceBergen or any of the Guarantors of Indebtedness of AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen that was permitted to be incurred by another provision of this covenant;

(7) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to AmerisourceBergen or to any Restricted Subsidiary of AmerisourceBergen or their assets (other than such Receivables Subsidiary and its assets and, as to AmerisourceBergen or any Subsidiary of AmerisourceBergen, other than pursuant to representations, warranties, covenants, performance undertakings and indemnities customary for such transactions) and is not guaranteed by any such Person other than by performance undertakings customary for such transactions;

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant;

(9) Indebtedness of AmerisourceBergen or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to AmerisourceBergen or such Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(10) Indebtedness arising from agreements of AmerisourceBergen or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assume in connection with the disposition of any business, asset or Equity Interests; provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed the gross proceeds actually received by AmerisourceBergen and its Restricted Subsidiaries in connection with such disposition;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by AmerisourceBergen or any Restricted Subsidiary in the ordinary course of business;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(13) Permitted Acquisition Indebtedness;

(14) the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of guarantees of Indebtedness of customers or suppliers in an aggregate amount at any one time outstanding not to exceed $50.0 million;

(15) the incurrence by AmerisourceBergen or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed the greater of (x) $125.0 million and (y) 3.0% of AmerisourceBergen’s Consolidated Net Worth.

AmerisourceBergen will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of AmerisourceBergen unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of AmerisourceBergen will be deemed to be contractually subordinated in right of payment to any other Indebtedness of AmerisourceBergen solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, AmerisourceBergen will, in its sole discretion, be permitted to classify such item of Indebtedness on the date of its incurrence, or later classify, reclassify or re-divide all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

Liens

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens, unless (i) in the case of AmerisourceBergen, the notes are secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien or (ii) in the case of any Subsidiary Guarantor, such Subsidiary Guarantor’s guarantee of the notes is secured by such Lien equally and ratably with, or prior to, the Indebtedness secured by such Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

NOTE: The covenant described in this section titled “Dividend and Other Payment Restrictions Affecting Subsidiaries” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to AmerisourceBergen or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to AmerisourceBergen or any of its Restricted Subsidiaries;

(2) make loans or advances to AmerisourceBergen or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to AmerisourceBergen or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) agreements governing Indebtedness incurred under Credit Facilities by Foreign Subsidiaries if (x) the Board of Directors of AmerisourceBergen determines at the time that any agreement governing such Indebtedness is entered into (and at the time of any modification of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect AmerisourceBergen’s ability to make principal or interest payments on the notes and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of notes than is customary in comparable financings or agreements (as determined by AmerisourceBergen’s Board of Directors);

(3) the indenture, the notes and the Subsidiary Guarantees;

(4) applicable law and any applicable rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by AmerisourceBergen or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6) customary non-assignment provisions in leases or other similar agreements entered into in the ordinary course of business and consistent with past practices;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary or all of substantially all the assets of such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(12) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary or the receivables or inventory which are subject to the Qualified Receivables Transaction;

(13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(14) contractual encumbrances and restrictions in effect on the date of the indenture;

(15) mortgage or construction financing that imposes restrictions on transfer of the property acquired or improved;

(16) protective liens filed in connection with sale-leaseback transactions permitted under “—Sale and Leaseback Transactions;” and

(17) Indebtedness permitted to be incurred pursuant to clauses (6), (12), (13) and (14) of the second paragraph of the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Merger, Consolidation or Sale of Assets

NOTE: The covenant described in this section titled “Merger, Consolidation or Sale of Assets” was applicable in whole to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, Section 4 of this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen may not, directly or indirectly: (i) consolidate or merge with or into another Person (whether or not AmerisourceBergen is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) AmerisourceBergen is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen) or to which such sale,

assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AmerisourceBergen under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee and, if such Person is a limited liability company or limited partnership, a co-issuer of the notes that is a corporation will become obligated on the notes and become party to the indenture pursuant to a supplemental indenture satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) AmerisourceBergen or the Person formed by or surviving any such consolidation or merger (if other than AmerisourceBergen), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of AmerisourceBergen immediately preceding the transaction; or

(b) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio of AmerisourceBergen for such period calculated without giving pro forma effect to such transaction and any related financing transactions.

In addition, AmerisourceBergen may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, merger, assignment, transfer, conveyance or other disposition of assets between or among AmerisourceBergen and any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

NOTE: The covenant described in this section titled “Designation of Restricted and Unrestricted Subsidiaries” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

The Board of Directors of AmerisourceBergen may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by AmerisourceBergen and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by AmerisourceBergen. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

NOTE: The covenant described in this section titled “Transactions with Affiliates” was applicable to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than Affiliate Transactions on terms that are not materially less favorable to AmerisourceBergen or the relevant subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen or such Restricted Subsidiary; provided, however, that for an Affiliate Transaction with an aggregate value of $50.0 million or more, at AmerisourceBergen’s option, either:

(1) a majority of the disinterested members of the Board of Directors of AmerisourceBergen shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen; or

(2) the Board of Directors of AmerisourceBergen shall obtain an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of AmerisourceBergen.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, compensation or employee benefit arrangements, incentive arrangements or director fees (including grants of stock, stock options or other Equity Interests) entered into by AmerisourceBergen or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among AmerisourceBergen and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of AmerisourceBergen solely because AmerisourceBergen owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees;

(5) sales or issuances of Equity Interests (other than Disqualified Stock) to Affiliates of AmerisourceBergen;

(6) transactions between or among AmerisourceBergen and/or its Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(7) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments;”

(8) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultant of AmerisourceBergen or any of its Restricted Subsidiaries; or

(9) transactions pursuant to any contract, or agreement in effect on the date of the indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to AmerisourceBergen and its Restricted Subsidiaries than the original contract or agreement as in effect on the date of the indenture.

Additional Subsidiary Guarantees

Any Domestic Subsidiary of AmerisourceBergen (other than Blanco and Amerisource Receivables Financial Corporation and our other Designated Non-Guarantors) which incurs, has outstanding or guarantees any Specified Indebtedness will, simultaneously with such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Specified Indebtedness at the time of its creation or acquisition, at the time of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee AmerisourceBergen’s obligations under the notes, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Designated Non-Guarantors in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Designated Non-Guarantors will not have to comply with the requirements of this covenant.

Sale and Leaseback Transactions

NOTE: The covenant described in this section titled “Sale and Leaseback Transactions” was applicable in whole to the old notes at the time of issuance by AmerisourceBergen. Due to an increase in the credit rating of the notes on November 10, 2005, pursuant to the terms of the indenture, Section 1(a) of this covenant is no longer applicable to the notes and will continue to be no longer applicable to the notes regardless of any future changes in the credit rating of the notes.

AmerisourceBergen will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that AmerisourceBergen or any Guarantor may enter into a sale and leaseback transaction if:

(1) AmerisourceBergen or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, AmerisourceBergen will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if AmerisourceBergen were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by AmerisourceBergen’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if AmerisourceBergen were required to file such reports.

In addition, following the consummation of the exchange offers contemplated by the registration rights agreement, whether or not required by the SEC, AmerisourceBergen will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, AmerisourceBergen has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default with respect to each series of notes:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by AmerisourceBergen or any of its Restricted Subsidiaries for 30 days from receipt of written notice by the trustee or the Holders of at least 25% of the principal amount of any series of notes outstanding to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4) failure by AmerisourceBergen or any of its Restricted Subsidiaries for 60 days after written notice by the trustee or the Holders of at least 25% of the principal amount of any series of notes outstanding to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by AmerisourceBergen or any of its Restricted Subsidiaries (or the payment of which is guaranteed by AmerisourceBergen or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount, of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by AmerisourceBergen or any of its Subsidiaries to pay final judgments aggregating in excess of $50.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed pending appeal (or otherwise stayed) for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(8) certain events of bankruptcy or insolvency described in the indenture with respect to AmerisourceBergen, any of its Significant Subsidiaries, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to AmerisourceBergen, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of any series of the then outstanding notes may declare all the notes of such series to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of any series of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to such series. The trustee may withhold from

Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of any series of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

AmerisourceBergen is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, AmerisourceBergen is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of AmerisourceBergen or any Guarantor, as such, will have any liability for any obligations of AmerisourceBergen or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

AmerisourceBergen may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes of any series and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees of such series of notes (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding notes of such series to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2) AmerisourceBergen’s obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and AmerisourceBergen’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, AmerisourceBergen may, at its option and at any time with respect to any series of notes, elect to have the obligations of AmerisourceBergen and the Restricted Subsidiaries released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to such series of notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) AmerisourceBergen must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes of the applicable series, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of an Independent Investment Banker, to pay the principal of, or interest and premium, if any, on the outstanding notes of such series on the stated maturity or on the applicable redemption date, as the case may be, and AmerisourceBergen must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, AmerisourceBergen has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) AmerisourceBergen has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, subject to customary assumptions and exceptions, the Holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, AmerisourceBergen has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exceptions, the Holders of the outstanding notes of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which AmerisourceBergen or any of its Subsidiaries is a party or by which AmerisourceBergen or any of its Subsidiaries is bound;

(6) AmerisourceBergen must deliver to the trustee an officers’ certificate stating that the deposit was not made by AmerisourceBergen with the intent of preferring the Holders of notes of the applicable series over the other creditors of AmerisourceBergen with the intent of defeating, hindering, delaying or defrauding creditors of AmerisourceBergen or others; and

(7) AmerisourceBergen must deliver to the trustee an officers’ certificate and an opinion of counsel, subject to customary assumptions and exceptions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes); provided, however, that any amendment to or supplement of the indenture or the notes that by its terms affects the rights of holders of any series of then outstanding notes but not the other series may be effected, and any default or compliance with any provision of the indenture affecting the holders of any series of then outstanding notes but not the other series may be waived, with the consent of at least a majority in principal amount of the notes of the affected series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes of any series by the Holders of at least a majority in aggregate principal amount of the notes of such series and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, AmerisourceBergen, the Guarantors and the trustee may amend or supplement the indenture, the Guarantees or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of AmerisourceBergen’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of AmerisourceBergen’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to AmerisourceBergen, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and AmerisourceBergen or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AmerisourceBergen or any Guarantor is a party or by which AmerisourceBergen or any Guarantor is bound;

(3) AmerisourceBergen or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) AmerisourceBergen has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, AmerisourceBergen must deliver an officers’ certificate and an opinion of counsel, subject to customary assumptions and exceptions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of AmerisourceBergen or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series, subject to specified exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to AmerisourceBergen Corporation, Attention: Secretary.

Book-Entry, Delivery and Form

The new notes will be in the form of one or more registered global notes without interest coupons (collectively, the “Global Notes”). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AmerisourceBergen takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised AmerisourceBergen that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised AmerisourceBergen that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Rule 144A Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, AmerisourceBergen and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither AmerisourceBergen, the trustee nor any agent of AmerisourceBergen or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised AmerisourceBergen that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or AmerisourceBergen. Neither AmerisourceBergen nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and AmerisourceBergen and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

DTC has advised AmerisourceBergen that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither AmerisourceBergen nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies AmerisourceBergen that it is unwilling or unable to continue as depositary for the Global Notes and AmerisourceBergen fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) AmerisourceBergen, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Exchanges Between Regulation S Notes and Rule 144A Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

(1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

(2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

(a) who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b) purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted

Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

AmerisourceBergen will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. AmerisourceBergen will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. AmerisourceBergen expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised AmerisourceBergen that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the Business Day for Euroclear or Cedel following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, provided that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid immediately upon consummation of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person shall not be Acquired Debt; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date (or, in the case of either Legal Defeasance or Covenant Defeasance to a redemption date, for the applicable date of deposit with the trustee of funds to pay the redemption price), plus 50 basis points.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No Person (other than AmerisourceBergen or any Subsidiary of AmerisourceBergen) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of AmerisourceBergen or any of its Subsidiaries solely by reason of such Investment.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales or returns of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of AmerisourceBergen and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of AmerisourceBergen’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be Asset Sales:

(1) a transfer of assets between or among AmerisourceBergen and its Subsidiaries;

(2) an issuance of Equity Interests by a Subsidiary to AmerisourceBergen or to another Subsidiary;

(3) the sale or lease of equipment (and the related leasing or licensing of technology), inventory, accounts receivable or other assets in the ordinary course of business including dispositions of assets that are obsolete or no longer useful in the business;

(4) the sale or other disposition of cash or Cash Equivalents;

(5) sales of accounts receivable or inventory and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (5), notes received in exchange for the transfer of accounts receivable or inventory and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of AmerisourceBergen entered into as part of a Qualified Receivables Transaction;

(6) transfers of accounts receivable or inventory and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction;

(7) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(8) the creation of Liens otherwise permitted by the indenture, including, without limitation, a pledge of assets otherwise permitted by the indenture;

(9) the exchange of assets held by AmerisourceBergen or any of its Restricted Subsidiaries for assets held by any Person or entity; provided that (i) the assets received by AmerisourceBergen or such Restricted Subsidiary in any such exchange will immediately constitute, be part of, or be used by AmerisourceBergen or such Restricted Subsidiary in a Permitted Business and (ii) any such assets received are of comparable fair market value to the assets exchanged as determined in good faith by AmerisourceBergen’s Board of Directors;

(10) the sale or other disposition of distribution centers, warehouse facilities or administrative facilities, and related assets, that are sold or otherwise disposed of as part of the Consolidation Program; and

(11) the sale, transfer or other disposition of assets not described in the foregoing clauses (1) through (10) (including any sale and leaseback transaction) the aggregate fair market value of which assets, when taken together with the fair market value of all other assets sold, transferred or otherwise disposed of in reliance on this clause (11) (in each case measured on the date of such sale, transfer or disposition and without giving effect to subsequent changes in value), does not exceed 20% of Total Tangible Assets as of the end of the most recent quarter ended prior to the date of such sale, transfer or other disposition; provided that (i) each such sale, transfer or other disposition complies with clauses (1), (2) and (3) of the first paragraph of the covenant described under the caption “Repurchase at the Option of Holders—Asset Sales” as if such sale, transfer or other disposition were an Asset Sale and (ii) for purposes of determining whether any such sale, transfer or other disposition complies with clause (3) of the covenant described under the caption “Repurchase at the Option of Holders—Asset Sales” pursuant to the foregoing clause (i) of this proviso, any retained Equity Interests in any Subsidiary in which any Equity Interests have been sold, transferred or otherwise disposed of shall be deemed to be non-cash consideration received in respect of such sale, transfer or other disposition.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to 15% of the book value of the consolidated inventory of AmerisourceBergen and its Restricted Subsidiaries as of the date of the most recently ended fiscal month prior to such date, determined in accordance with GAAP.

“Blanco” means J.M. Blanco, Inc.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, other than earnouts.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition, having one of the two highest ratings obtainable from either Moody’s or S&P;

(6) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(7) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AmerisourceBergen and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) (3) of the Exchange Act) other than AmerisourceBergen or one of its Restricted Subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of AmerisourceBergen (other than in a transaction that complies with the covenant described under “—Merger, Consolidation or Sale of Assets”);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of AmerisourceBergen, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of AmerisourceBergen are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Comparable Treasury Issue” means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would he utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) all nonrecurring and unusual changes (including, without limitation, restructuring, shutdown, severance and facility consolidation costs) taken by AmerisourceBergen related to the Consolidation Program; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income or loss of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or other governing instrument or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) to the extent deducted in the calculation of Net Income, any non-recurring charges associated with any premium or penalty paid, write-offs of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its Stated Maturity will be added back to arrive at Consolidated Net Income; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded (except to the extent distributed to AmerisourceBergen or one of its Restricted Subsidiaries).

“Consolidated Net Worth” means, with respect to any Person, the total of the amounts shown on such Person’s and its consolidated Subsidiaries’ balance sheet, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which internal financial statements are available prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

(1) the par or stated value of all such Person’s Capital Stock, plus

(2) paid-in-capital or capital surplus relating to such Capital Stock, plus

(3) any retained earnings or earned surplus, minus

(4) any accumulated deficit, minus

(5) any amounts attributable to Disqualified Capital Stock.

“Consolidation Program” means AmerisourceBergen’s ongoing integration plans and AmerisourceBergen’s Optimiz™ program, in each case as described in AmerisourceBergen’s annual report for the fiscal year ended September 30, 2004 filed on Form 10-K with the SEC.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AmerisourceBergen who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement dated as of December 2, 2004, among AmerisourceBergen, the lenders party thereto, and JPMorgan Chase Bank N.A., as administrate agent.

“Credit Facilities” means, one or more debt facilities, commercial paper facilities, or capital markets financings, in each case with banks, investment banks, other institutional lenders or investors or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Guarantors” means those certain Domestic Subsidiaries that have been designated by AmerisourceBergen in an officers’ certificate delivered to the trustee as being Designated Non-Guarantors; provided that (i) in no event may the Designated Non-Guarantors taken as a whole hold more than 5% of the consolidated assets, or account for more than 7.5% of the consolidated revenues or Consolidated Cash Flow, of AmerisourceBergen and its Restricted Subsidiaries, calculated at the end of each fiscal quarter in accordance with GAAP on a trailing four-quarter basis and (ii) in no event may any Restricted Subsidiary be designated as a Designated Non-Guarantor at a time when a default has occurred and is continuing under any indenture or Credit Facility of AmerisourceBergen or any of its Restricted Subsidiaries. In the event that following any fiscal quarter end, the Restricted Subsidiaries that have been previously designated as Designated Non-Guarantors, when taken as a whole, account for more than 5% of such consolidated assets of such fiscal quarter end or more than 7.5% of such consolidated revenues or Consolidated Cash Flow during such fiscal quarter, calculated in accordance with GAAP on a trailing four-quarter basis, then AmerisourceBergen will cause any one or more of such Restricted Subsidiaries to become Guarantors within 45 days of such fiscal quarter end so that the Designated Non-Guarantors will not, when taken as a whole, account for more than the applicable percentage of any such measures.

“Disqualified Stock” means, on any date, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the latest date on which the notes of any series of notes outstanding on such date mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AmerisourceBergen to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such repurchase or redemption rights are not more favorable to the holders of such Capital Stock than the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of AmerisourceBergen that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of AmerisourceBergen; provided that a Restricted Subsidiary with assets having an aggregate fair market value of less than $100,000 will not be deemed to be a Domestic Subsidiary unless and until it acquires assets having an aggregate fair market value in excess of that amount.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) and beneficial interests and trusts created by a Receivables Subsidiary.

“Equity Offering” means any public or private sale or issuance of Capital Stock (other than Disqualified Stock) of AmerisourceBergen made for cash on a primary basis by AmerisourceBergen after the date of the indenture.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of AmerisourceBergen (other than Disqualified Stock) or to AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen times in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period (and Consolidated Cash Flow for such reference period will be calculated on such a pro forma basis for such purpose), including to give pro forma effect to expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur as a result of such acquisition in the reasonable good faith judgment of the specified Person’s chief financial officer or, if none, such Person’s senior financial officer (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act (or any other regulation or policy of the SEC related thereof)),

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantor” means each Subsidiary of AmerisourceBergen that guarantees the notes pursuant to the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, foreign currency translation and commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Indebtedness shall not include the obligations of any Person resulting from post-closing payment adjustments to which the seller may become entitled in connection with the purchase by AmerisourceBergen or any of its Restricted Subsidiaries of any business, to the extent such payment is determined by a final closing financial statement or such payment depends on the performance of such business after the closing; provided that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by the trustee after consultation with AmerisourceBergen.

“Investment Grade Rating” means a rating equal to or higher than (i) Baa3 (or the equivalent) by Moody’s or (ii) BBB- (or the equivalent) by S&P, or, in the case of either Moody’s or S&P, if such entity ceases to rate the notes for reasons outside of AmerisourceBergen’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commissions, travel, moving and similar advances to officers and employees and loans and advances to customers and suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If AmerisourceBergen or any Subsidiary of AmerisourceBergen sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of AmerisourceBergen such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of AmerisourceBergen, AmerisourceBergen will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by AmerisourceBergen or any Subsidiary of AmerisourceBergen of a Person that holds an Investment in a third Person will be deemed to be an Investment by AmerisourceBergen or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total consolidated Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial internal financial statements are available, which would be reflected as a liability on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, to (y) the aggregate amount of Consolidated Cash Flow of such Person for the then most recent four fiscal quarters for which internal financial statements are available, in each case with such pro forma adjustments to the amounts of consolidated Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by AmerisourceBergen or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, and any reserve for adjustment in respect of the sale price of such asset or assets or indemnification obligations related to the sale of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither AmerisourceBergen nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of AmerisourceBergen or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of AmerisourceBergen or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of (i) a Subsidiary prior to the date on which such Subsidiary became a Restricted Subsidiary or (ii) a Person that was merged or amalgamated into AmerisourceBergen or a Restricted Subsidiary; provided that on the date such Subsidiary became a Restricted Subsidiary or the date such Person was merged and amalgamated into AmerisourceBergen or such Restricted Subsidiary, as applicable, AmerisourceBergen (a) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Cover Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” (b) would, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the most recently ended four fiscal quarter period for which internal financial statements are available, have a Fixed Charge Coverage Ratio that is not less than the Fixed Charge Coverage Ratio for such period without giving pro forma effect to such transaction and any related financing transactions, or (c) has Consolidated Net Worth immediately after the transaction equal to or greater than its Consolidated Net Worth immediately prior to such transaction.

“Permitted Business” means any business that derives a majority of its revenues from the business engaged in by AmerisourceBergen and its Restricted Subsidiaries on the date of the indenture and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which AmerisourceBergen and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1) any Investment in AmerisourceBergen or in a Restricted Subsidiary of AmerisourceBergen;

(2) any Investment in Cash Equivalents;

(3) any Investment by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of AmerisourceBergen; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, AmerisourceBergen or a Restricted Subsidiary of AmerisourceBergen;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) any acquisition of assets to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of AmerisourceBergen;

(6) any Investments received in compromise of, or in respect of, obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including, but not limited to, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations;

(8) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by AmerisourceBergen or a Subsidiary of AmerisourceBergen in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction, provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of AmerisourceBergen entered into as part of a Qualified Receivables Transaction;

(9) Investments existing on the date of the indenture;

(10) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business not to exceed $10.0 million at any one time outstanding;

(11) loans and advances to officers, directors, members and employees in connection with the award of convertible bonds or stock under a stock incentive plan, stock option plan or other equity-based compensation plan arrangement not to exceed $10.0 million in any one year;

(12) guarantees for the benefit of, customers or suppliers that do not in the aggregate exceed $50.0 million at any one time outstanding;

(13) Investments in Permitted Joint Ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments in Permitted Joint Ventures made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $250.0 million and (y) 6% of AmerisourceBergen’s Consolidated Net Worth; and

(14) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (x) 50.0 million and (y) 1.0% of AmerisourceBergen’s Consolidated Net Worth.

“Permitted Joint Venture” means any Person that owns, operates or develops a Permitted Business.

“Permitted Liens” means any of the following:

(1) Liens securing Indebtedness under any Credit Facilities or any Hedging Obligations related thereto; provided that, on and after the first date on which the covenants listed under the caption “—Certain Covenants—Changes in Covenants when Notes are Rated Investment Grade” are no longer applicable to the notes following the assignment of an Investment Grade Rating to all then outstanding series of notes, the foregoing Liens shall constitute Permitted Liens only to the extent that such Liens secure Indebtedness in an aggregate amount outstanding not to exceed, at the time of determination, 10% of AmerisourceBergen’s Consolidated Net Worth (once the limitation in this proviso to clause (1) is effected, the limitation shall continue to apply whether or not the notes continue to be assigned an Investment Grade Rating);

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen; provided that such Liens were in existence prior to the contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with AmerisourceBergen or the Restricted Subsidiary;

(3) Liens on property existing at the time of acquisition of the property by AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen, provided that such Liens were in existence prior to the contemplation of such acquisition;

(4) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5) Liens existing on the date of the indenture;

(6) Liens in favor of AmerisourceBergen or the Restricted Subsidiaries;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8) Liens on assets of AmerisourceBergen or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(9) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(10) Liens to secure Indebtedness of a Restricted Subsidiary to AmerisourceBergen or another of its Restricted Subsidiaries;

(11) Liens on any property or asset acquired by AmerisourceBergen or any of its Restricted Subsidiaries in favor of the seller of such property or asset and construction mortgages on real property, in each case, created within six months after the date of acquisition, construction or improvement of such property or asset by AmerisourceBergen or such Restricted Subsidiary to secure the purchase price or other obligation of AmerisourceBergen or such Restricted Subsidiary to the seller of such property or asset or the construction or improvement cost of such property in an amount up to the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case, such Lien does not extend to any other property or asset of AmerisourceBergen and its Restricted Subsidiaries;

(12) Liens incurred or pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security benefits;

(13) Liens imposed by law, such as mechanics’, carriers’, warehousemen’s, materialmen’s, and vendors’ Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14) financing statements granted with respect to personal property leased by AmerisourceBergen and its Restricted Subsidiaries pursuant to leases considered operating leases in accordance with GAAP, provided that such financing statements are granted solely in connection with such leases; and Liens to secure Capital Lease Obligations permitted by clause (15) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(15) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default;

(16) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the indenture; provided that any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and that such refinancing does not, directly or indirectly, result in an increase in the aggregate amount of secured Indebtedness of AmerisourceBergen and its Restricted Subsidiaries (except to the extent as a result of the financing of accrued interest on the Indebtedness refinanced and the amount of all expenses and premiums incurred in connection with such refinancing); and

(17) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses (1) through (16) provided that no such extension or renewal Lien shall (A) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (B) extend to any property or assets not subject to the Lien being so extended or renewed; and

(18) Liens incurred in the ordinary course of business of AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen with respect to obligations outstanding at any one time that do not exceed the greater of (x) $50.0 million and (y) 1.0% of AmerisourceBergen’s Consolidated Net Worth.

“Permitted Refinancing Indebtedness” means any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith) (the “Original Principal Amount”); provided, however, if the Indebtedness exceeds the Original Principal Amount, the Permitted Refinancing Indebtedness shall be limited to the Original Principal Amount;

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by AmerisourceBergen or (x) in the case of Indebtedness of a Restricted Subsidiary that is not a Guarantor, by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and/or any other Restricted Subsidiaries that are not Guarantors, and (y) in the case of Indebtedness of a Guarantor, by the Guarantor who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and/or any other Guarantors.

Notwithstanding the foregoing, the refinancing of any Indebtedness incurred under Credit Facilities pursuant the refinancing provision of the definition of Credit Facilities and clause (3) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” shall not be subject to clauses (2), (3) and (4) of this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Distribution” means any distribution or dividend to holders of AmerisourceBergen’s Equity Interests of Capital Stock of one or more Restricted Subsidiaries, the fair market value of which Capital Stock, when aggregated with the fair market value of all other Capital Stock of Restricted Subsidiaries distributed or dividended to holders of AmerisourceBergen’s Equity Interests in reliance on this definition, does not exceed 7.5% of Total Assets immediately prior to giving effect to such distribution or dividend, provided that (i) the Fixed Charge Coverage Ratio for AmerisourceBergen’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such distribution or dividend would have been at least 2.50 to 1, determined on a pro forma basis, as if the distribution or dividend occurred (and any reduction of indebtedness directly related to such dividend or distribution had been made) at the beginning of such four-quarter period and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such distribution or dividend.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by AmerisourceBergen or any of its Subsidiaries pursuant to which AmerisourceBergen or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by AmerisourceBergen or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) or inventory of AmerisourceBergen or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable or inventory, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable or inventory.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by AmerisourceBergen (as certified by a resolution of the Board of Directors of AmerisourceBergen) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) (ii) with respect to Moody’s any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, and C (or equivalent successor categories) and (iii) the equivalent of any such category of S&P and Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well from BB- to B, will constitute a decrease of one gradation).

“Rating Decline” mean (i) a decrease of two or more gradations (including gradations within Rating Categories as well as between Rating Categories) in the rating of the notes by either Rating Agency or (ii) a withdrawal of the rating of the notes by either Rating Agency, provided, however, that such decrease or withdrawal occurs, on, or within 60 days following, the date of public notice of the occurrence of a Change of Control or of the intention by AmerisourceBergen to effect a Change of Control, which period shall be extended so long as the rating of the notes is under publicly announced consideration for downgrade by either Rating Agency.

“Receivables Subsidiary” means a Subsidiary of AmerisourceBergen which engages in no activities other than in connection with the financing of accounts receivable or inventory and which is designated by the Board of Directors of AmerisourceBergen (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by AmerisourceBergen or any Subsidiary of AmerisourceBergen (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates AmerisourceBergen or any Subsidiary of AmerisourceBergen in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of AmerisourceBergen or any Subsidiary of AmerisourceBergen (other than accounts receivable or inventory and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any material contract, agreement, arrangement or understanding other than on terms customary for securitization of receivables or inventory and (c) with which neither AmerisourceBergen nor any Subsidiary of AmerisourceBergen has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of AmerisourceBergen will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of AmerisourceBergen giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Reference Treasury Dealer” means Lehman Brothers Inc. and its successors; provided, however, that if Lehman Brothers Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), AmerisourceBergen shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date (or, in the case of either Legal Defeasance or Covenant Defeasance to a redemption date, for the applicable date of deposit with the trustee of funds to pay the redemption price).

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Indebtedness” means (i) any Indebtedness under the Credit Agreement and any Indebtedness incurred under Credit Facilities that refinances such Indebtedness or (ii) any Trigger Indebtedness.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the guarantee by any Guarantor of AmerisourceBergen’s payment obligations on the notes, executed pursuant the provisions of the indenture.

“Total Assets” means AmerisourceBergen’s and its Restricted Subsidiaries’ total consolidated assets, as shown on AmerisourceBergen and its Restricted Subsidiaries’ most recent consolidated balance sheet.

“Total Tangible Assets” means the consolidated total assets of AmerisourceBergen and its Restricted Subsidiaries, less consolidated goodwill and intangibles assets of AmerisourceBergen and its Restricted Subsidiaries, determined in accordance with GAAP, as shown on the most recently available consolidated balance sheet of AmerisourceBergen and its Restricted Subsidiaries.

“Trigger Indebtedness” means any Indebtedness other than (i) Capital Lease Obligations and (ii) Indebtedness (other than Capital Lease Obligations) in an aggregate principal amount for all Domestic Subsidiaries of AmerisourceBergen (other than Blanco) that are not Guarantors at any time outstanding not to exceed $25 million (the “Original Definition”), provided, however, that for so long as the Domestic Subsidiaries of AmerisourceBergen (other than Blanco) that are not Guarantors have as a group in excess of $25 million in aggregate principal amount of Indebtedness (other than Capital Lease Obligations) outstanding, the term Trigger Indebtedness shall mean any Indebtedness; provided further, that from and after any subsequent date that Domestic Subsidiaries of AmerisourceBergen (other than Blanco) that are not Guarantors do not have as a group in excess of $25 million in aggregate principal amount of Indebtedness (other than Capital Lease Obligations) outstanding, the term Trigger Indebtedness shall mean the Original Definition.

“Unrestricted Subsidiary” means any Subsidiary of AmerisourceBergen that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with AmerisourceBergen or any Restricted Subsidiary of AmerisourceBergen unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to AmerisourceBergen or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of AmerisourceBergen;

(3) is a Person with respect to which neither AmerisourceBergen nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) is not guaranteeing or otherwise providing credit support for any Indebtedness of AmerisourceBergen or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of AmerisourceBergen or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of AmerisourceBergen as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of AmerisourceBergen as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” AmerisourceBergen will be in default of such covenant. The Board of Directors of AmerisourceBergen may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of AmerisourceBergen of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (ii) no Default or Event of Default would be in existence following such designation. Notwithstanding the foregoing, all Receivables Subsidiaries will be permitted to be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote or readily convertible into Capital Stock of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes the material U.S. federal income and certain estate tax consequences of the exchange offer to holders of the old notes and of the ownership and disposition of the new notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you bought old notes from the initial purchasers in the initial offering and you are exchanging such notes for new notes pursuant to the exchange offer.

•	The discussion only covers you if you hold your old notes (and will hold your new notes) as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, an insurance company, a regulated investment company, a dealer in securities or currencies, a partnership or other entity treated as a partnership for tax purposes, a person holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” is (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elected to be treated as a U.S. person will also be a U.S. holder for purposes of the following discussion. All references to “holders” (including U.S. holders) are to beneficial owners of the notes.

The tax consequences to persons who hold an indirect interest in the notes as a partner in a partnership (or entity treated as a partnership for federal income tax purposes) will depend upon the status of the partner and the activities of the partnership. Persons who hold such an interest are urged to consult their tax advisors as to the tax consequences of holding such an interest.

The term “Non-U.S. holder” refers to any beneficial owner of a note who or which is neither a U.S. holder nor a partnership.

If you are considering exchanging old notes for new notes, we urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of old notes for new notes and the application of the U.S. federal income tax laws to your particular situation.

Exchange of Notes

The exchange of old notes for identical debt securities registered under the Securities Act will not constitute a taxable exchange because there is not a significant modification of the terms of the notes. Instead, the new notes will be treated as a continuation of the old notes for U.S. federal income tax purposes. Therefore, if a U.S. holder exchanges old notes for new notes pursuant to the exchange offer, the U.S. holder (i) should not recognize a taxable gain or loss; (ii) will have the same holding period in the new notes that the U.S. holder had in the old notes; and (iii) will have the same tax basis in the new notes that the U.S. holder had in the old notes.

U.S. Holders

Taxation of Interest. If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the new notes in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of New Notes. On the sale, retirement or redemption of your new notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the new notes. Your adjusted tax basis in a new note generally will equal the cost of the old note exchanged by you.

•	Your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you held the new note (including any holding period for the old note exchanged for such new note) for more than one year. For an individual, the maximum tax rate on long-term capital gains is currently 15%. The deductibility of capital losses is subject to limitations.

Amortizable Bond Premium. If your adjusted tax basis in your new note is greater than the sum of all amounts payable on the new note, other than payments of interest, the excess is referred to as “amortizable bond premium.” If you elect, you may reduce the amount of taxable income arising from interest payments by the amount of this amortizable bond premium. The amount of these reductions would be apportioned over the term of the new notes using a constant-yield to maturity approach. This election applies to all debt instruments with amortizable bond premium acquired by you on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Non-U.S. Holders

Withholding Tax on Payments of Principal and Interest on the New Notes. Generally, payments of principal and interest on a new note to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is related to us within the meaning of U.S. federal income tax laws;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either (A) you are the beneficial owner of the new note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest payment on a new note if such interest is effectively connected with your conduct of a trade or business in the United States.

Gain on Disposition of the New Notes. You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above), unless:

•	you are an individual present in the U.S. for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the U.S.;

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are subject to provisions in the Internal Revenue Code applicable to certain U.S. expatriates.

U.S. Federal Estate Tax. If you are an individual, your new notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the new notes were not effectively connected with the conduct of a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote. The United States federal estate tax was repealed in June, 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

U.S. Holders. Information reporting will apply to payments of interest made by us on, or the proceeds of the sale or other disposition of, the new notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest on the new notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “—Non-U.S. Holders—Withholding Tax on Payments of Principal and Interest on the New Notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of new notes effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of new notes effected outside the United States by a foreign office of a broker if the broker (i) is a U.S. person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of new notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the new notes offered by this prospectus will be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania. A partner of Dechert LLP beneficially owns 11,000 shares of AmerisourceBergen common stock.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended September 30, 2005 (including the schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have elected to “incorporate by reference” into this prospectus certain of the information we file with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those filings. The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any information which is subsequently modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the documents previously filed with the SEC and listed below (except that to the extent that information contained therein is superseded or modified by information contained in this prospectus on the date of this prospectus, such information is incorporated as so superseded or modified):

•	Our Proxy Statement on Form DEF 14A filed on January 9, 2006;

•	Our Annual Report on Form 10-K filed on December 9, 2005;

•	Our Quarterly Reports on Form 10-Q filed on February 9, 2006 and May 8, 2006; and

•	Our Current Reports on Form 8-K filed on January 10, 2006, January 25, 2006, February 24, 2006, March 2, 2006, March 7, 2006, March 21, 2006, April 26, 2006 and May 16, 2006.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we have sold all of the notes to which this prospectus relates or the offering is otherwise terminated.

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, Pennsylvania 19087

Attn: Investor Relations

(610) 727-7000

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have agreed that, if we are not subject to the informational requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 at any time while the notes constitute “restricted securities” within the meaning of the Securities Act, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

AmerisourceBergen Corporation

1300 Morris Drive

Chesterbrook, Pennsylvania 19087-5594

Attn: Investor Relations

Telephone: (610)-727-7000

AMERISOURCEBERGEN CORPORATION

OFFER TO EXCHANGE

$400,000,000 5 5/8% Senior Notes due 2012 and related Guarantees for all outstanding 5 5/8% Senior Notes due 2012

and

$500,000,000 5 7/8% Senior Notes due 2015 and related Guarantees for all outstanding 5 7/8% Senior Notes due 2015

Prospectus

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the Delaware General Corporation Law (“DGCL”), AmerisourceBergen Corporation’s (the “Company”) Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company’s Bylaws provide for indemnification of the Company’s officers and directors to the fullest extent permitted under Delaware law. Section 145 of the DGCL provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The directors and officers of the Company are insured against certain liabilities under the Company’s directors’ and officers’ liability insurance.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of March 16, 2001 by and among AABB Corporation, AmeriSource Health Corporation, Bergen Brunswig Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement No. 333-71942 on Form S-4, dated October 19, 2001).

3.1	Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation (incorporated by reference to Annex J to the joint proxy statement-prospectus forming a part of the Registrant’s Registration Statement on Form S-4/A, Registration No. 333-61440, filed July 5, 2001).

Exhibit Number	Description
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation.*

3.3	Amended and Restated Bylaws of AmerisourceBergen Corporation (incorporated by reference to Annex K to the joint proxy statement-prospectus forming a part of the Registrant’s Registration Statement on Form S-4/A (Registration No. 333-61440) filed July 5, 2001).

4.1	Rights Agreement, dated as of August 27, 2001, between AmerisourceBergen Corporation and Mellon Investor Service LLC (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed August 29, 2001).

4.2	Grant of Registration Rights by the Registrant to US Bioservices Corporation stockholders, dated December 13, 2002 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-102090, filed December 20, 2002).

4.3	Registration Rights Agreement, dated as of May 21, 2003, by and among the Registrant, the stockholders of Anderson Packaging, Inc. and John R. Anderson (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-105743, filed May 30, 2003).

4.4	Purchase Agreement, dated September 8, 2005, by and among the Registrant, the Subsidiary Guarantors named therein, Lehman Brothers Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Scotia Capital (USA) Inc., Wachovia Securities, Inc. and Wells Fargo Securities, LLC. (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.5	Indenture, dated as of September 14, 2005, among the Registrant, certain of the Registrant’s subsidiaries as guarantors thereto and J.P. Morgan Trust Company, National Association, as trustee, related to the Registrant’s 5 5/8 % Senior Notes due 2012 and 5 7/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.6	Form of 5 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.7	Form of 5 7/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.8	Exchange and Registration Rights Agreement, dated September 14, 2005, by and among the Registrant, the Subsidiary Guarantors named therein, and Lehman Brothers Inc. on behalf of the Initial Purchasers under the Purchase Agreement dated September 8, 2005 (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

5.1	Opinion of Dechert LLP

10.1	AmeriSource Master Pension Plan (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1 of AmeriSource Health Corporation, Registration No. 33-27835, filed March 29, 1989).

10.2	AmeriSource 1988 Supplemental Retirement Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of AmeriSource Health Corporation, Registration No. 33-27835, filed March 29, 1989).

10.3	AmeriSource Health Corporation 1996 Stock Option Plan (incorporated by reference to Appendix C to Proxy Statement of AmeriSource Health Corporation dated January 15, 1997 for the Annual Meeting of Stockholders held on February 11, 1997).

10.4	AmeriSource Health Corporation 1996 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix D to Proxy Statement of AmeriSource Health Corporation dated January 15, 1997 for the Annual Meeting of Stockholders held on February 11, 1997).

Exhibit Number	Description

10.5	AmeriSource Health Corporation 1999 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix C to Proxy Statement of AmeriSource Health Corporation dated February 5, 1999 for the Annual Meeting of Stockholders held on March 3, 1999).

10.6	AmeriSource Health Corporation 1999 Stock Option Plan (incorporated by reference to Appendix B to Proxy Statement of AmeriSource Health Corporation dated February 5, 1999 for the Annual Meeting of Stockholders held on March 3, 1999).

10.7	AmeriSource Health Corporation 2001 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of AmeriSource Health Corporation, filed May 4, 2001).

10.8	AmeriSource Health Corporation 2001 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of AmeriSource Health Corporation, filed May 4, 2001).

10.9	Bergen Brunswig Corporation Fourth Amended and Restated Supplemental Executive Retirement Plan, as of February 13, 2001 (incorporated by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q of Bergen Brunswig Corporation for the fiscal quarter ended March 31, 2001).

10.10	Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (incorporated by reference to Annex F to Registration Statement No. 333-7445 of Form S-4 of Bergen Brunswig Corporation dated March 16, 1999).

10.11	Bergen Brunswig Corporation 1999 Deferred Compensation Plan (incorporated by reference to Annex G to Registration Statement No. 333-7445 of Form S-4 of Bergen Brunswig Corporation dated March 16, 1999).

10.12	Form of the Bergen Brunswig Amended and Restated Capital Accumulation Plan (incorporated by reference to Exhibit 10.2 to Registration Statement No. 333-631 on Form S-3 of Bergen Brunswig Corporation and Amendment No. 1 thereto relating to a shelf offering of $400 million in securities filed February 1, 1996 and March 19, 1996, respectively).

10.13	Amendment No. 1 to the Bergen Brunswig Amended and Restated Capital Accumulation Plan (incorporated by reference to Exhibit 10(m) to Annual Report on Form 10-K of Bergen Brunswig Corporation for the fiscal year ended September 30, 1996).

10.14	Form of Bergen Brunswig Corporation Officers’ Employment Agreement and Schedule (incorporated by reference to Exhibit 10(q) to Annual Report on Form 10-K for Bergen Brunswig Corporation for the fiscal year ended September 30, 1994).

10.15	Form of Bergen Brunswig Corporation Officers’ Severance Agreement and Schedule (incorporated by reference to Exhibit 10(r) to Annual Report on Form 10-K for Bergen Brunswig Corporation for the fiscal year ended September 30, 1994).

10.16	Bergen Brunswig Corporation 1999 Non-Employee Directors’ Stock Plan (incorporated by reference to Annex E to Joint Proxy Statement/Prospectus dated March 16, 1999 of Bergen Brunswig Corporation).

Exhibit Number	Description

10.17	Registrant’s 2001 Non-Employee Directors’ Stock Option Plan, as amended and restated November 9, 2005 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.18	Registrant’s 2001 Restricted Stock Plan dated as of September 11, 2001, as amended and restated effective July 30, 2003 (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.19	AmerisourceBergen Corporation 2001 Deferred Compensation Plan as amended and restated as of November 1, 2002 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-101042, filed November 6, 2002).

10.20	Registrant’s 2002 Employee Stock Purchase Plan dated as of January 18, 2002 (incorporated by reference to Appendix B to Registrant’s Proxy Statement dated January 22, 2002 for the Annual Meeting of Stockholders held on February 27, 2002).

10.21	Registrant’s 2002 Management Stock Incentive Plan dated as of April 24, 2002, as amended and restated effective August 10, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.22	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and R. David Yost (incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

10.23	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Kurt J. Hilzinger (incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.24	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Michael D. DiCandilo (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.25	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Terrance P. Haas (incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.26	Letter Agreement dated July 27, 2001 among AmerisourceBergen Corporation, Bergen Brunswig Corporation and Steven H. Collis, amending form of Bergen Brunswig Corporation Officers’ Employment Agreement and Severance Agreement (incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.27	Employment Agreement, effective February 19, 2004, between AmerisourceBergen Corporation and Steven H. Collis (incorporated by reference to Exhibit 10.1 to Fiscal yearly Report on Form 10-Q of the Company for the fiscal year ended March 31, 2004).

10.28	Receivables Sale Agreement between AmerisourceBergen Drug Corporation, as Originator, and AmeriSource Receivables Financial Corporation, as Buyer, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.29	Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.23 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

Exhibit Number	Description

10.30	Performance Undertaking, dated July 10, 2003, executed by AmerisourceBergen Corporation, as Performance Guarantor, in favor of AmeriSource Receivables Financial Corporation, as Recipient (incorporated by reference to Exhibit 4.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.31	Intercreditor Agreement, dated July 10, 2003, executed by Wachovia Bank, National Association, as administrator under the Receivables Purchase Agreement and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent under the Credit Agreement (incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.32	First Amendment dated as of December 12, 2003 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.33	Second Amendment dated as of July 8, 2004 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.34	Credit Agreement dated as of December 2, 2004 among the Registrant and JPMorgan Chase Bank, N.A. and various other financial institutions (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.35	Credit Agreement dated as of April 21, 2005 between J.M. Blanco, Inc. and The Bank of Nova Scotia (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

10.36	First Amendment dated as of September 29, 2005 to the Credit Agreement dated as of December 2, 2004 among the Registrant and JPMorgan Chase Bank, N.A. and various other financial institutions (incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.37	Third Amendment dated as of December 2, 2004 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.38	Credit Agreement dated as of October 3, 2005 among Project Snow, Inc. (now AmerisourceBergen Canada Corporation), the Registrant, The Bank of Nova Scotia and various other financial institutions (incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.39	Fourth Amendment dated as of October 31, 2005 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.40	Multicurrency Revolving Credit Facility dated March 1, 2006 between the Registrant, Brecon Holdings Limited and Barclays Bank PLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006).

12.1	Computation of Ratio of Earnings to Fixed Charges

Exhibit Number	Description

21.1	Subsidiaries of AmerisourceBergen Corporation (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K, filed December 9, 2005)

23.1	Consent of Ernst & Young LLP

23.3	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

24.2	Power of Attorney for Michael J. Long, as Director of the Registrant (included on the signature page).

24.3	Powers of Attorney for the Principal Officers of Leading Educational Research Network, LLC and Network for Medical Communication and Research, LLC (included on the signature page).

24.4	Powers of Attorney for the Directors and Principal Officers of NMCR Holdings, Inc. (included on the signature page).

25.1	Statement of Eligibility and Qualification of J.P. Morgan Trust Company, National Association on Form T-1

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Holders*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.5	Form of Letter to Clients*

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

*	Previously filed.

ITEM 22.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCEBERGEN CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Chou or R. David Yost as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* R. David Yost	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2006

* Tim G. Guttman	Vice President and Corporate Controller (Principal Accounting Officer)	June 6, 2006

* Richard C. Gozon	Chairman and Director	June 6, 2006

* Rodney H. Brady	Director	June 6, 2006

* Charles H. Cotros	Director	June 6, 2006

* Edward E. Hagenlocker	Director	June 6, 2006

* Jane E. Henney, M.D.	Director	June 6, 2006

Signature	Title	Date

* Kurt J. Hilzinger	Director	June 6, 2006

/S/ MICHAEL J. LONG Michael J. Long	Director	June 6, 2006

* Henry W. McGee	Director	June 6, 2006

* J. Lawrence Wilson	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMBULATORY PHARMACEUTICAL SERVICES, INC.

APS ENTERPRISES HOLDING COMPANY

IHS ACQUISITION XXX, INC.

PHARM PLUS ACQUISITION, INC.

SPECIALITY PHARMACY, INC.

SPECIALITY PHARMACY OF CALIFORNIA, INC.

US BIOSERVICES CORPORATION

By:	/s/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Carol Gleber	President (Principal Executive Officer)	June 6, 2006

/s/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCEBERGEN DRUG CORPORATION AMERISOURCEBERGEN SERVICES CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* R. David Yost	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 6, 2006

* Kurt J. Hilzinger	Chief Operating Officer and Director	June 6, 2006

* Tim G. Guttman	Vice President and Corporate Controller (Principal Accounting Officer)	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCEBERGEN HOLDING CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kurt J. Hilzinger	President and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCE HEALTH SERVICES CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ed Hancock	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 6, 2006

* Tim G. Guttman	Vice President and Corporate Controller (Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCE HERITAGE CORPORATION

By:	/S/ DANIEL T. HIRST
Name:	Daniel T. Hirst
Title:	Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Donald R. McLamb, Jr.	President and Director (Principal Executive Officer)	June 6, 2006

/S/ DANIEL T. HIRST Daniel T. Hirst	Vice President, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Donna E. Dasher	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AMERISOURCE SALES CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* R. David Yost	President and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	June 6, 2006

* Tim Guttman	Vice President and Corporate Controller (Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

ANDERSON PACKAGING, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ed Hancock	Chief Executive Officer (Principal Executive Officer)	June 6, 2006

* Larry H. Beckman	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

ASD SPECIALTY HEALTHCARE, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* R. David Yost	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2006

* Steven H. Collis	President and Director (Principal Executive Officer)	June 6, 2006

* Kurt J. Hilzinger	Executive Vice President, Chief Operating Officer and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

AUTOMED TECHNOLOGIES, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Allen E. Zimmerman	President (Principal Executive Officer)	June 6, 2006

* Peter Gilbert	Executive Vice President and Chief Operating Officer (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

BROWNSTONE PHARMACY, INC.

CAPSTONE MED, INC.

CAPSTONE PHARMACY OF DELAWARE, INC.

CLINICARE CONCEPTS, INC.

COMPUSCRIPT, INC.

COMPUTRAN SYSTEMS, INC.

DUNNINGTON RX SERVICES OF MASSACHUSETTS, INC.

DUNNINGTON RX SERVICES OF RHODE ISLAND, INC.

EXPRESS PHARMACY SERVICES, INC.

FAMILY CENTER PHARMACY, INC.

GOOT NURSING HOME PHARMACY, INC.

INSTA-CARE PHARMACY SERVICES CORPORATION

PHARMACY CORPORATION OF AMERICA, INC.

PHARMACY CORPORATION OF AMERICA- MASSACHUSETTS, INC.

PHARMERICA DRUG SYSTEMS, INC.

PREMIER PHARMACY, INC.

ROMBRO’S DRUG CENTER, INC.

SOUTHWEST PHARMACIES, INC.

TAYLOR & MANNO ASSET RECOVERY, INC.

By:	/S/ DAVID A. WEIDNER
Name:	David A. Weidner
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William G. Shields	President and Director (Principal Executive Officer)	June 6, 2006

/s/ David A. Weidner David A. Weidner	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

HEALTH SERVICES CAPITAL CORPORATION

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Donald R. McLamb, Jr.	President and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

IMEDEX, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peyton Howell	Chief Strategic Officer (Principal Executive Officer)	June 6, 2006

* Stefan J. Terwindt	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

INTEGRATED COMMERCIALIZATION SOLUTIONS, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven H. Collis	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

INTERNATIONAL PHYSICIAN NETWORKS, L.L.C.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mike Martin	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2006

* Steven H. Collis	Sole Manager	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

LEADING EDUCATIONAL RESEARCH NETWORK, LLC NETWORK FOR MEDICAL COMMUNICATION & RESEARCH, LLC

By:	/S/ PEYTON HOWELL
Name:	Peyton Howell
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Chou or R. David Yost as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PEYTON HOWELL Peyton Howell	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 6, 2006

NMCR Holdings, Inc.		Sole Manager

By:	/S/ STEVE H. COLLIS Steven H. Collis		June 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

MEDICAL INITIATIVES, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven H. Collis	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

NMCR HOLDINGS, INC.

By:	/s/ STEVEN H. COLLIS
Name:	Steven H. Collis
Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Chou or R. David Yost as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file Registration Statement(s) and any and all pre- or post-effective amendments to such Registration Statement(s), with all exhibits thereto and hereto, and other documents with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN H. COLLIS Steven H. Collis	President (Principal Executive Officer)	June 6, 2006

/s/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

/s/ KURT J. HILZINGER Kurt J. Hilzinger	Director	June 6, 2006

/s/ R. DAVID YOST R. David Yost	Director	June 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

PHARMACY HEALTHCARE SOLUTIONS, LTD.

BY: VALUE APOTHECARIES, INC., AS GENERAL PARTNER

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

Value Apothecaries, Inc.		General Partner

By:	/S/ MICHAEL D. DICANDILO Michael D. DiCandilo, Executive Vice President and Chief Financial Officer		June 6, 2006

AmerisourceBergen Drug Corporation		Limited Partner

By:	/S/ MICHAEL D. DICANDILO Michael D. DiCandilo, Executive Vice President and Chief Financial Officer		June 6, 2006

	* Allen E. Zimmerman	President of Value Apothecaries, Inc. (Principal Executive Officer)	June 6, 2006

	/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director of Value Apothecaries, Inc. (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

	* Kurt J. Hilzinger	Director of Value Apothecaries, Inc.	June 6, 2006

	* R. David Yost	Director of Value Apothecaries, Inc.	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

PHARMERICA, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* R. David Yost	Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2006

* William G. Shields	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

REIMBURSEMENT EDUCATION NETWORK, LLC.

BY: THE LASH GROUP, INC., AS SOLE MEMBER

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

The Lash Group, Inc.		Sole Member

By:	/S/ MICHAEL D. DICANDILO Michael D. DiCandilo, Executive Vice President and Chief Financial Officer		June 6, 2006

	* Peyton R. Howell	President of The Lash Group, Inc. (Principal Executive Officer)	June 6, 2006

	/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director of The Lash Group, Inc. (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

	* Kurt J. Hilzinger	Director of The Lash Group, Inc.	June 6, 2006

	* R. David Yost	Director of The Lash Group, Inc.	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

PMSI, INC. RXFIRST, INC. TMESYS(TM), INC.

By:	/S/ DAVID A. WEIDNER
Name:	David A. Weidner
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DAVID A. WEIDNER David A. Weidner	President, Chief Financial Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* William G. Shields	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

SOLANA BEACH, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Kurt J. Hilzinger	President and Director (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

TELPHARMACY SOLUTIONS, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Allen E. Zimmerman	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

THE LASH GROUP, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peyton R. Howell	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterbrook, State of Pennsylvania, on June 6, 2006.

VALUE APOTHECARIES, INC.

By:	/S/ MICHAEL D. DICANDILO
Name:	Michael D. DiCandilo
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Allen E. Zimmerman	President (Principal Executive Officer)	June 6, 2006

/S/ MICHAEL D. DICANDILO Michael D. DiCandilo	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 6, 2006

* Kurt J. Hilzinger	Director	June 6, 2006

* R. David Yost	Director	June 6, 2006

*By:	/S/ JOHN G. CHOU
John G. Chou Attorney-in-Fact

EXHIBIT INDEX

The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of March 16, 2001 by and among AABB Corporation, AmeriSource Health Corporation, Bergen Brunswig Corporation, A-Sub Acquisition Corp. and B-Sub Acquisition Corp. (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement No. 333-71942 on Form S-4, dated October 19, 2001).

3.1	Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation (incorporated by reference to Annex J to the joint proxy statement-prospectus forming a part of the Registrant’s Registration Statement on Form S-4/A, Registration No. 333-61440, filed July 5, 2001).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as amended, of AmerisourceBergen Corporation.*

3.3	Amended and Restated Bylaws of AmerisourceBergen Corporation (incorporated by reference to Annex K to the joint proxy statement-prospectus forming a part of the Registrant’s Registration Statement on Form S-4/A (Registration No. 333-61440) filed July 5, 2001).

4.1	Rights Agreement, dated as of August 27, 2001, between AmerisourceBergen Corporation and Mellon Investor Service LLC (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed August 29, 2001).

4.2	Grant of Registration Rights by the Registrant to US Bioservices Corporation stockholders, dated December 13, 2002 (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-102090, filed December 20, 2002).

4.3	Registration Rights Agreement, dated as of May 21, 2003, by and among the Registrant, the stockholders of Anderson Packaging, Inc. and John R. Anderson (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-105743, filed May 30, 2003).

4.4	Purchase Agreement, dated September 8, 2005, by and among the Registrant, the Subsidiary Guarantors named therein, Lehman Brothers Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc., Scotia Capital (USA) Inc., Wachovia Securities, Inc. and Wells Fargo Securities, LLC. (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.5	Indenture, dated as of September 14, 2005, among the Registrant, certain of the Registrant’s subsidiaries as guarantors thereto and J.P. Morgan Trust Company, National Association, as trustee, related to the Registrant’s 5 5/8% Senior Notes due 2012 and 5 7/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.6	Form of 5 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.7	Form of 5 7/8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.7 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

4.8	Exchange and Registration Rights Agreement, dated September 14, 2005, by and among the Registrant, the Subsidiary Guarantors named therein, and Lehman Brothers Inc. on behalf of the Initial Purchasers under the Purchase Agreement dated September 8, 2005 (incorporated by reference to Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

5.1	Opinion of Dechert LLP

Exhibit Number	Description

10.1	AmeriSource Master Pension Plan (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-1 of AmeriSource Health Corporation, Registration No. 33-27835, filed March 29, 1989).

10.2	AmeriSource 1988 Supplemental Retirement Plan (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 of AmeriSource Health Corporation, Registration No. 33-27835, filed March 29, 1989).

10.3	AmeriSource Health Corporation 1996 Stock Option Plan (incorporated by reference to Appendix C to Proxy Statement of AmeriSource Health Corporation dated January 15, 1997 for the Annual Meeting of Stockholders held on February 11, 1997).

10.4	AmeriSource Health Corporation 1996 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix D to Proxy Statement of AmeriSource Health Corporation dated January 15, 1997 for the Annual Meeting of Stockholders held on February 11, 1997).

10.5	AmeriSource Health Corporation 1999 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix C to Proxy Statement of AmeriSource Health Corporation dated February 5, 1999 for the Annual Meeting of Stockholders held on March 3, 1999).

10.6	AmeriSource Health Corporation 1999 Stock Option Plan (incorporated by reference to Appendix B to Proxy Statement of AmeriSource Health Corporation dated February 5, 1999 for the Annual Meeting of Stockholders held on March 3, 1999).

10.7	AmeriSource Health Corporation 2001 Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 of AmeriSource Health Corporation, filed May 4, 2001).

10.8	AmeriSource Health Corporation 2001 Non-Employee Directors Stock Option Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 of AmeriSource Health Corporation, filed May 4, 2001).

10.9	Bergen Brunswig Corporation Fourth Amended and Restated Supplemental Executive Retirement Plan, as of February 13, 2001 (incorporated by reference to Exhibit 10(a) to the Quarterly Report on Form 10-Q of Bergen Brunswig Corporation for the fiscal quarter ended March 31, 2001).

10.10	Bergen Brunswig Corporation 1999 Management Stock Incentive Plan (incorporated by reference to Annex F to Registration Statement No. 333-7445 of Form S-4 of Bergen Brunswig Corporation dated March 16, 1999).

10.11	Bergen Brunswig Corporation 1999 Deferred Compensation Plan (incorporated by reference to Annex G to Registration Statement No. 333-7445 of Form S-4 of Bergen Brunswig Corporation dated March 16, 1999).

10.12	Form of the Bergen Brunswig Amended and Restated Capital Accumulation Plan (incorporated by reference to Exhibit 10.2 to Registration Statement No. 333-631 on Form S-3 of Bergen Brunswig Corporation and Amendment No. 1 thereto relating to a shelf offering of $400 million in securities filed February 1, 1996 and March 19, 1996, respectively).

10.13	Amendment No. 1 to the Bergen Brunswig Amended and Restated Capital Accumulation Plan (incorporated by reference to Exhibit 10(m) to Annual Report on Form 10-K of Bergen Brunswig Corporation for the fiscal year ended September 30, 1996).

10.14	Form of Bergen Brunswig Corporation Officers’ Employment Agreement and Schedule (incorporated by reference to Exhibit 10(q) to Annual Report on Form 10-K for Bergen Brunswig Corporation for the fiscal year ended September 30, 1994).

Exhibit Number	Description

10.15	Form of Bergen Brunswig Corporation Officers’ Severance Agreement and Schedule (incorporated by reference to Exhibit 10(r) to Annual Report on Form 10-K for Bergen Brunswig Corporation for the fiscal year ended September 30, 1994).

10.16	Bergen Brunswig Corporation 1999 Non-Employee Directors’ Stock Plan (incorporated by reference to Annex E to Joint Proxy Statement/Prospectus dated March 16, 1999 of Bergen Brunswig Corporation).

10.17	Registrant’s 2001 Non-Employee Directors’ Stock Option Plan, as amended and restated November 9, 2005 (incorporated by reference to Exhibit 10.17 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.18	Registrant’s 2001 Restricted Stock Plan dated as of September 11, 2001, as amended and restated effective July 30, 2003 (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.19	AmerisourceBergen Corporation 2001 Deferred Compensation Plan as amended and restated as of November 1, 2002 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, Registration No. 333-101042, filed November 6, 2002).

10.20	Registrant’s 2002 Employee Stock Purchase Plan dated as of January 18, 2002 (incorporated by reference to Appendix B to Registrant’s Proxy Statement dated January 22, 2002 for the Annual Meeting of Stockholders held on February 27, 2002).

10.21	Registrant’s 2002 Management Stock Incentive Plan dated as of April 24, 2002, as amended and restated effective August 10, 2004 (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.22	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and R. David Yost (incorporated by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003.

10.23	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Kurt J. Hilzinger (incorporated by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.24	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Michael D. DiCandilo (incorporated by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.25	Employment Agreement, effective October 1, 2003, between AmerisourceBergen Corporation and Terrance P. Haas (incorporated by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.26	Letter Agreement dated July 27, 2001 among AmerisourceBergen Corporation, Bergen Brunswig Corporation and Steven H. Collis, amending form of Bergen Brunswig Corporation Officers’ Employment Agreement and Severance Agreement (incorporated by reference to Exhibit 10.32 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.27	Employment Agreement, effective February 19, 2004, between AmerisourceBergen Corporation and Steven H. Collis (incorporated by reference to Exhibit 10.1 to Fiscal yearly Report on Form 10-Q of the Company for the fiscal year ended March 31, 2004).

10.28	Receivables Sale Agreement between AmerisourceBergen Drug Corporation, as Originator, and AmeriSource Receivables Financial Corporation, as Buyer, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.22 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

Exhibit Number	Description

10.29	Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.23 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.30	Performance Undertaking, dated July 10, 2003, executed by AmerisourceBergen Corporation, as Performance Guarantor, in favor of AmeriSource Receivables Financial Corporation, as Recipient (incorporated by reference to Exhibit 4.24 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.31	Intercreditor Agreement, dated July 10, 2003, executed by Wachovia Bank, National Association, as administrator under the Receivables Purchase Agreement and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent under the Credit Agreement (incorporated by reference to Exhibit 4.25 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

10.32	First Amendment dated as of December 12, 2003 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.33	Second Amendment dated as of July 8, 2004 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 4.29 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004).

10.34	Credit Agreement dated as of December 2, 2004 among the Registrant and JPMorgan Chase Bank, N.A. and various other financial institutions (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.35	Credit Agreement dated as of April 21, 2005 between J.M. Blanco, Inc. and The Bank of Nova Scotia (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

10.36	First Amendment dated as of September 29, 2005 to the Credit Agreement dated as of December 2, 2004 among the Registrant and JPMorgan Chase Bank, N.A. and various other financial institutions (incorporated by reference to Exhibit 10.36 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.37	Third Amendment dated as of December 2, 2004 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.38	Credit Agreement dated as of October 3, 2005 among Project Snow, Inc. (now AmerisourceBergen Canada Corporation), the Registrant, The Bank of Nova Scotia and various other financial institutions (incorporated by reference to Exhibit 10.38 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

Exhibit Number	Description

10.39	Fourth Amendment dated as of October 31, 2005 to the Receivables Purchase Agreement among AmeriSource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Initial Servicer, Wachovia Bank, National Association, as Administrator and various purchase groups, dated as of July 10, 2003 (incorporated by reference to Exhibit 10.39 to the Registrant’s Annual Report on Form 10-K filed December 9, 2005).

10.40	Multicurrency Revolving Credit Facility dated March 1, 2006 between the Registrant, Brecon Holdings Limited and Barclays Bank PLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006).

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of AmerisourceBergen Corporation (incorporated by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K, filed December 9, 2005)

23.1	Consent of Ernst & Young LLP

23.3	Consent of Dechert LLP (included in Exhibit 5.1)

24.1	Powers of Attorney*

24.2	Power of Attorney for Michael J. Long, as Director of the Registrant (included on the signature page).

24.3	Powers of Attorney for the Principal Officers of Leading Educational Research Network, LLC and Network for Medical Communication and Research, LLC (included on the signature page).

24.4	Powers of Attorney for the Directors and Principal Officers of NMCR Holdings, Inc. (included on the signature page).

25.1	Statement of Eligibility and Qualification of J.P. Morgan Trust Company, National Association on Form T-1

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Letter to Holders*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees*

99.5	Form of Letter to Clients*

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

*	Previously filed.